UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Kana Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KANA SOFTWARE, INC.

181 CONSTITUTION DRIVE

MENLO PARK, CALIFORNIA 94025

June 17, 2009

Dear Stockholders:

You are cordially invited to attend our 2009 Annual Meeting of Stockholders to be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, on July 15, 2009, at 10:00 a.m., Pacific Time.

The matters expected to be acted upon at our 2009 Annual Meeting of Stockholders are: (i) the election of one Class I director to our Board of Directors; (ii) the ratification and approval of the adoption of the KANA 2009 Equity Incentive Plan and the reservation of 4,500,000 shares of common stock for issuance thereunder; and (iii) the ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Each of these proposals is described in detail in the accompanying Notice of the 2009 Annual Meeting of Stockholders and Proxy Statement.

Please use this opportunity to take part in our affairs by voting on the business to come before this annual meeting. Whether or not you plan to attend our 2009 Annual Meeting of Stockholders, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope prior to our 2009 Annual Meeting of Stockholders so that your shares will be represented at our 2009 Annual Meeting of Stockholders. Returning the proxy card does not deprive you of your right to attend our 2009 Annual Meeting of Stockholders and to vote your shares in person.

We hope to see you at our 2009 Annual Meeting of Stockholders.

Sincerely,

/s/ Michael S. Fields
Michael S. Fields
Chief Executive Officer

This Proxy Statement is dated June 17, 2009 and will first be mailed to KANA stockholders on or about June 19, 2009.

KANA SOFTWARE, INC.

181 CONSTITUTION DRIVE

MENLO PARK, CALIFORNIA 94025

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Kana Software, Inc. will be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, on July 15, 2009, at 10:00 a.m., Pacific Time.

At this annual meeting, you will be asked to consider and vote upon the following matters:

1.	The election of one Class I director of KANA to serve until our 2012 Annual Meeting of Stockholders and until a successor has been elected and qualified, or until earlier resignation, death or removal. Our Board of Directors has nominated Stephanie Vinella as nominee for election as our Class I director.

2.	The ratification and approval of the adoption of the KANA 2009 Equity Incentive Plan and the reservation of 4,500,000 shares of common stock for issuance thereunder, plus certain shares that are available or subject to outstanding awards under our 1999 Stock Incentive Plan, as amended.

3.	The ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

In addition, stockholders may be asked to transact such other business as may properly come before our 2009 Annual Meeting of Stockholders or any adjournment of our 2009 Annual Meeting of Stockholders.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on June 11, 2009 are entitled to notice of and to vote at our 2009 Annual Meeting of Stockholders or any adjournment of our 2009 Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Michael S. Fields
Michael S. Fields
Chief Executive Officer

Menlo Park, California

June 17, 2008

WHETHER OR NOT YOU PLAN TO ATTEND OUR 2009 ANNUAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO OUR 2009 ANNUAL MEETING OF STOCKHOLDERS SO THAT YOUR SHARES WILL BE REPRESENTED AT OUR 2009 ANNUAL MEETING OF STOCKHOLDERS.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 2009

THIS NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS, THE PROXY STATEMENT, AND KANA’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, AS AMENDED, ARE AVAILABLE AT WWW.KANA.COM UNDER INVESTOR RELATIONS.

KANA SOFTWARE, INC.

181 CONSTITUTION DRIVE

MENLO PARK, CALIFORNIA 94025

PROXY STATEMENT

June 17, 2009

The accompanying proxy is solicited on behalf of the Board of Directors of Kana Software, Inc., a Delaware corporation, for use at our 2009 Annual Meeting of Stockholders to be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, on July 15, 2009, at 10:00 a.m., Pacific Time. This Proxy Statement, the accompanying Notice of the 2009 Annual Meeting of Stockholders and form of proxy will first be mailed to our stockholders on or about June 19, 2009. Our stockholders are encouraged to review the information provided in this Proxy Statement in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, a copy of which also accompanies this Proxy Statement. References in this Proxy Statement to “KANA,” the “Company,” “we,” “our” and “us” collectively refer to Kana Software, Inc. and our subsidiaries.

VOTING INFORMATION

Record Date and Quorum

Only stockholders of record of our common stock at the close of business on June 11, 2009, the record date, will be entitled to vote at the 2009 Annual Meeting of Stockholders. As of the record date, there were 41,214,666 shares of common stock outstanding and entitled to vote at the annual meeting that were held by approximately 766 stockholders of record. A majority of the outstanding shares of common stock entitled to vote at the annual meeting must be present in person or by proxy in order for there to be a quorum at the annual meeting. A quorum is required for our stockholders to conduct business at the annual meeting.

Voting Rights

Only holders of our common stock are entitled to vote and are allowed one vote for each share held as of the record date. Shares may not be voted cumulatively. If stockholders abstain from voting, including brokers holding stockholders’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting and these shares will count toward determining whether or not a quorum is present. However, these shares will not be counted as voting either “for” or “against” any of the proposals.

If a broker does not receive a proxy from the stockholder with instructions as to how to vote the shares, the broker has authority under stock market rules to vote those shares “for” or “against” certain “routine” matters. Proposals 1 and 3 are generally considered “routine” matters for this purpose. If a broker votes shares that are not voted by the stockholders “for” or “against” a “routine” matter, these shares are considered present and entitled to vote at the annual meeting, will count toward determining whether or not a quorum is present and the broker’s votes will be taken into account in determining the outcome of all of the “routine” proposals.

Proposal 2 is generally considered “non-routine” for this purpose. When a matter is “non-routine,” a broker generally is not permitted to exercise voting discretion with respect to the matter to be acted upon. Thus, if a broker does not receive a proxy from the stockholder with instructions as to how to vote the shares on “non-routine” matters, the broker may not vote the shares on those matters and the shares will not be counted in determining the number of shares necessary for approval. The shares will be considered present and will count toward determining whether a quorum is present.

Required Votes

Proposal One. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the 2009 Annual Meeting of Stockholders and entitled to vote on the election of Class I directors. This means that the Class I director nominee for election to the Board of Directors who receives the highest number of affirmative votes at the 2009 Annual Meeting of Stockholders will be elected to fill the open seat for the Class II director.

Proposal Two. The ratification and approval of the adoption of the KANA 2009 Equity Incentive Plan and the reservation of 4,500,000 shares of common stock for issuance thereunder, plus certain shares that are available or subject to outstanding awards under our 1999 Stock Incentive Plan, as amended, requires the affirmative vote of a majority of those shares present in person or represented by proxy at the meeting that are entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the proposal and broker non-votes will have no effect on the outcome of the vote on this proposal.

Proposal Three. The ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of those shares present in person or represented by proxy at the meeting that are entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the proposal.

All votes will be tabulated by the inspector of elections appointed for the 2009 Annual Meeting of Stockholders, who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes.

Voting Electronically via the Internet

If your shares are registered in the name of a bank or brokerage, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program, which provides eligible stockholders who receive a paper copy of the proxy statement with the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge Financial Solutions, Inc. online program, your voting form from the bank or brokerage firm will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the accompanying paper proxy card in the enclosed self-addressed, postage paid envelope.

Voting of Proxies

The proxy card accompanying this Proxy Statement is solicited on behalf of our Board of Directors for use at the 2009 Annual Meeting of Stockholders. Our stockholders are asked to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at the 2009 Annual Meeting of Stockholders will be counted as votes “for” such proposal (or, in the case of the election of directors, as a vote “for” the election of all the director nominees presented by our Board of Directors). We are not aware of any other matters to be brought before the 2009 Annual Meeting of Stockholders. However, as to any business that may properly come before the 2009 Annual Meeting of Stockholders, the proxies that are executed and returned prior to the 2009 Annual Meeting of Stockholders will be voted in accordance with the judgment of the persons holding such proxies.

In the event that sufficient votes in favor of the proposals are not received by the date of the 2009 Annual Meeting of Stockholders, the persons named as proxies may propose one or more adjournments of the 2009 Annual Meeting of Stockholders to permit further solicitation of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the 2009 Annual Meeting of Stockholders.

We are paying the expenses of soliciting the proxies to be voted at the 2009 Annual Meeting of Stockholders. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of the proxies. In these cases, we may, upon their request, reimburse such record holders for their reasonable expenses. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, in person or by telephone.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to the 2009 Annual Meeting of Stockholders, or at the 2009 Annual Meeting of Stockholders prior to the vote to which the proxy relates. A proxy may be revoked by any of the following methods:

•	a written instrument delivered to us stating that the proxy is revoked;

•	a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the 2009 Annual Meeting of Stockholders; or

•	attendance at the 2009 Annual Meeting of Stockholders and voting in person.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2009 Annual Meeting of Stockholders, you must bring a letter to the 2009 Annual Meeting of Stockholders from the broker, bank or other nominee confirming your beneficial ownership of the shares and that such broker, bank or other nominee is not voting your shares.

Communicating with Members of the Board of Directors

You may submit an e-mail to our Board of Directors or any member of our Board of Directors at bod@kana.com. E-mails to this address are routed to our General Counsel, who will forward the message to the full Board of Directors unless the sender indicates that they would like the message to be forwarded solely to non-management members or the chairperson of a particular committee of the Board of Directors. Members of our Board of Directors may, at their option, attend our annual meetings of stockholders. None of our directors attended our 2008 Annual Meeting of Stockholders.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders to Be Held on July 15, 2009: The Notice of the 2009 Annual Meeting of Stockholders, this Proxy Statement, and KANA’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended are available at www.kana.com under Investor Relations.

PROPOSAL ONE—ELECTION OF THE CLASS I DIRECTOR

Our Board of Directors is divided into three classes and consists of five members, one of whom is to be elected at the 2009 Annual Meeting of Stockholders as a Class I director. Our directors are to be elected for a full term of three years with the term expiring at the annual meeting of stockholders held in the third year following the year of their election. The nominee for election as a Class I directors is Stephanie Vinella, who currently serves as a Class I director on our Board of Directors. The Class I director elected at the 2009 Annual Meeting of Stockholders will hold office until the annual meeting of stockholders in the year 2012 and until a successor has been elected and qualified, or until earlier resignation, death or removal.

Shares represented by the accompanying proxy will be voted “for” the election of Ms. Vinella unless the proxy is marked in such a manner as to withhold authority to so vote. In the event that Ms. Vinella is unable to serve for any reason, the proxies may be voted for such substitute nominee as the proxy holder may determine. Ms. Vinella has consented to being named in this Proxy Statement and to serve if elected. Ms. Vinella will be elected by a plurality of the votes of the shares present in person or represented by proxy at the 2009 Annual Meeting of Stockholders and entitled to vote in the election of Class I directors. Should there be more than one nominee for the election of the Class I directors at the 2009 Annual Meeting of Stockholders, the nominee who receives the greatest number of votes cast in the election of the Class I directors at the 2009 Annual Meeting of Stockholders, with a quorum being present, will become our Class I director at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote FOR the election of the nominated Class I director.

Director Nominees and Continuing Directors

At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election and until their successors have been duly elected and qualified, or until their earlier resignation or removal. The term of office of our Class I director will next expire at the annual meeting of stockholders to be held in 2012. The term of office of our Class II directors will next expire at the annual meeting of stockholders to be in 2010. The term of office of our Class III directors will expire at the annual meeting of stockholders to be held in 2011.

The following table sets forth the names of the director nominees and our continuing directors and information about each (including their ages as of May 31, 2009):

Director Nominee

Name	Age	Committee Memberships	Principal Occupation	Director Since
Class I Director
Stephanie Vinella	54	Audit, Governance & Nominating, Strategy	Chief Financial Officer of Panasas, Inc.	2004
Continuing Directors
Name	Age	Committee Memberships	Principal Occupation	Director Since
Class II Directors
Jerry R. Batt	58	Compensation, Governance & Nominating, Strategy	Vice President and Chief Information Officer of Pulte Homes, Inc.	2003

William T. Clifford	62	Compensation, Audit, Strategy	Chairman and Chief Executive Officer of Aperture Technologies, Inc.	2005

Class III Directors
Michael S. Fields	63	Strategy	Chairman and Chief Executive Officer of KANA	2005

John F. Nemelka	43	Compensation, Governance & Nominating, Strategy	Managing Principal of NightWatch Capital Group, LLC	2005

Nominee for Election—Class I Director (Term to Expire in 2012)

Stephanie Vinella. Ms. Vinella joined our Board of Directors in November 2004. Since November 2007, Ms. Vinella has served as Chief Financial Officer of Panasas, Inc., a computer hardware company. From November 2004 to September 2007, Ms. Vinella served as Chief Financial Officer of Nextance Inc., a provider of enterprise contract management solutions. From November 1999 to August 2004, Ms. Vinella served as Chief Financial Officer of AlphaBlox Corporation, a business analytic software company. From 1990 to 1999,

Ms. Vinella served as Chief Financial Officer of Edify Corporation, a software company. Ms. Vinella holds a B.S. degree in Accounting from the University of San Francisco and an M.B.A. degree from Stanford University. Ms. Vinella is a Class I Director whose current term expires at this year’s annual meeting of stockholders.

Continuing Class II Directors (Term to expire in 2010)

Jerry R. Batt. Mr. Batt joined our Board of Directors in August 2003. Mr. Batt has served as Vice President and Chief Information Officer of Pulte Homes, Inc., a national home building and construction company, since September 2003. From July 2001 to July 2003, Mr. Batt was Chief Information Officer and Vice President of Sprint PCS, a communications company. From April 2000 to July 2001, Mr. Batt co-founded and was Chief Executive Officer of Foxfire Consulting, an IT consulting and systems integration firm specializing in the telecommunications industry. From 1973 to January 2000, Mr. Batt held various positions at AT&T, a communications company, where he was responsible for consumer long distance account management and billing and customer service platforms. Mr. Batt holds B.S. degrees in Industrial Engineering and Operations Research from Virginia Tech University. Mr. Batt is a Class II Director whose current term expires at the annual meeting of stockholders to be held in 2010.

William T. Clifford. Mr. Clifford joined our Board of Directors in December 2005. Since March of 2008, Mr. Clifford has served as the Chief Executive Officer of Spencer Trask & Co., a leading private equity and venture capital firm. From August 2005 until March of 2008, Mr. Clifford served as Chairman of the Board of Directors and Chief Executive Officer of Aperture Technologies, Inc., a data center management software solutions company. He served on the Board of Directors of Aperture Technologies, Inc. from 2003 until his appointment as Chairman of the Board of Directors and Chief Executive Officer in August 2005. From 2001 to 2003, Mr. Clifford served as a General Partner of The Fields Group. From 1993 to 2000, Mr. Clifford served as President and Chief Executive Officer of Gartner Group, Inc., an information technology research and market company. Prior to these positions, Mr. Clifford was President of the Central and National Account divisions and Corporate Vice President, Information Systems Development at Automatic Data Processing, Inc., a transaction processing and data communication services company. Mr. Clifford holds a B.A. degree in Economics from the University of Connecticut. Mr. Clifford also serves on the Board of Directors of GridApp Systems, Inc. Mr. Clifford is a Class II Director whose current term expires at the annual meeting of stockholders to be held in 2010.

Continuing Class III Directors (Term to expire in 2011)

Michael S. Fields. Mr. Fields joined our Board of Directors in June 2005 and since July 2005, has been serving as our Chairman of the Board of Directors. From July 2005 to August 2005, Mr. Fields served as our acting President. In August 2005, Mr. Fields was appointed as our Chief Executive Officer. Mr. Fields was Chairman and Chief Executive Officer of The Fields Group, a venture capital and management consulting firm, from May 1997 to December 2005. In June 1992, Mr. Fields founded OpenVision Technologies, Inc., a supplier of computer systems management applications for open client/server computing environments, and served as its Chief Executive Officer from July 1992 to July 1995 and Chairman of its Board of Directors from July 1992 to April 1997. Prior to these positions, Mr. Fields served as President at Oracle U.S.A., Inc., and managed sales organizations at Applied Data Research and Burroughs Corporation. Currently, Mr. Fields serves on the board of directors of Imation Corporation (NYSE IMN), and has also served on the advisory board of the Ford Motor Company Customer Service Division from 1999 through 2001. Mr. Fields is a Class III Director whose current term expires at the annual meeting of stockholders to be held in 2011.

John F. Nemelka. Mr. Nemelka joined our Board of Directors in October 2005 pursuant to the terms of a Common Stock and Warrant Purchase Agreement between us and NightWatch Capital Partners, LP, NightWatch Capital Partners II, LP and RHP Master Fund, Ltd. Mr. Nemelka founded NightWatch Capital Group, LLC, an investment management business, and has served as its Managing Principal since its incorporation in July 2001. From 1997 to 2000, Mr. Nemelka was a Principal at Graham Partners, a private investment firm and affiliate of the privately-held Graham Group. From 2000 to 2001, Mr. Nemelka was a Consultant to the Graham Group.

Mr. Nemelka holds a B.S. degree in Business Administration from Brigham Young University and an M.B.A. degree from the Wharton School at the University of Pennsylvania. Mr. Nemelka also serves on the Board of Directors of a privately-held company, SanuWave, Inc. Mr. Nemelka is a Class III Director whose current term expires at the annual meeting of stockholders to be held in 2011.

Board of Directors Meetings and Director Independence

Our Board of Directors met ten times in 2008, including telephone conference meetings. During 2008, no current director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served during the time period for which each such director served on the Board of Directors.

Our Board of Directors has determined that each of Messrs. Batt, Clifford and Nemelka and Ms. Vinella are independent directors, as “independence” is defined in the marketplace rules of The NASDAQ Stock Market.

Committees of the Board of Directors

Our Board of Directors has three standing committees: the audit committee, the compensation committee and the governance and nominating committee. In addition, our Board of Directors has one non-standing committee: the strategy committee.

Audit Committee. We have a standing audit committee of the Board of Directors (the “Audit Committee”) established in accordance with Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current members of our Audit Committee are Ms. Vinella and Mr. Clifford. Each member of the Audit Committee meets the independence and other requirements to serve on our Audit Committee under applicable securities laws and the rules of the Securities and Exchange Commission (“SEC”) and listing standards of The NASDAQ Stock Market. In addition, our Board of Directors has determined that Ms. Vinella is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee met six times in 2008. The report of the Audit Committee is provided on page 21. Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted in the Corporate Governance section of our Internet website (at www.kana.com under Investor Relations). The principal functions of the Audit Committee are to oversee our accounting and financial reporting processes and the audits of our financial statements, oversee our relationship with our independent auditors, including selecting, evaluating and setting the compensation of, and approving all audit and non-audit services to be performed by, the independent auditors, and facilitate communication among our independent auditors and our financial and senior management.

Compensation Committee. We have a standing compensation committee of the Board of Directors (the “Compensation Committee”). The current members of our Compensation Committee are Messrs. Batt, Clifford and Nemelka. Each of them meets the independence and other requirements to serve on our Compensation Committee under applicable laws and regulations, including the rules of the SEC and listing standards of The NASDAQ Stock Market. The Compensation Committee met five times in 2008. The report of the Compensation Committee is provided in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended.

Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted in the corporate governance section of our Internet website (at www.kana.com under Investor Relations). The Compensation Committee has responsibilities relating to the performance evaluation and the compensation of our Chief Executive Officer, the compensation of our executive officers and directors and our significant compensation arrangements, plans, policies and programs, including our stock compensation plans. Certain of our executive officers, our outside counsel and consultants may occasionally attend the meetings of the Compensation Committee. However, no officer of KANA is present during discussions or deliberations regarding that officer’s own compensation.

Governance and Nominating Committee. We have a standing governance and nominating committee of the Board of Directors (the “Governance and Nominating Committee”). The current members of our Governance and Nominating Committee are Messrs. Batt and Nemelka and Ms. Vinella. Each of them meets the independence and other requirements to serve on our Governance and Nominating Committee under applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. The Governance and Nominating Committee met three times in 2008.

Our Board of Directors has adopted a written charter for the Governance and Nominating Committee, a copy of which is posted in the Corporate Governance section of our Internet website (at www.kana.com under Investor Relations). The Governance and Nominating Committee considers the performance of the members of our Board of Directors and nominees for director positions and evaluates and oversees corporate governance and related issues.

The goal of the Governance and Nominating Committee is to ensure that the members of our Board of Directors possess a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Governance and Nominating Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen and the ability to think strategically. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees to our Board of Directors, it has no stated minimum criteria for such nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

The Governance and Nominating Committee will consider stockholder recommendations for director candidates. The Governance and Nominating Committee has established the following procedure for stockholders to submit such recommendations for which there has been no material change: the stockholder should send the name of the individual and related personal and professional information, including a list of references to our Governance and Nominating Committee, in care of the Corporate Secretary at our principal executive offices, sufficiently in advance of the annual meeting to allow the Governance and Nominating committee appropriate time to consider the recommendation.

Strategy Committee. The Strategy Committee was formed in February 2008. The committee is not a standing committee of the Board of Directors and does not have a formal charter. The Strategy Committee was established to review, evaluate and recommend strategic relations and transactions and/or opportunities to us and to assist our management in reviewing, evaluating and recommending such strategic relations and transactions and/or opportunities. Each member of our Board of Directors serves on the Strategy Committee.

Compensation for Directors

In 2008, we paid each of our non-employee directors (i) an annual fee of $15,000 and (ii) an additional $2,500 for each of the four regularly scheduled Board of Directors meetings that such director attended. We paid the chairperson of the Audit Committee an additional $25,000, the chairpersons of the Compensation Committee and the Governance and Nominating Committee an additional $10,000 and the chairperson of the Strategy Committee an additional $15,000.

Our non-employee directors are eligible to receive automatic and discretionary stock option grants and stock issuances pursuant to the KANA 1999 Stock Incentive Plan, as amended. When a non-employee director is first elected or appointed as a member of the Board of Directors, he or she is automatically granted a stock option grant to purchase 40,000 shares of common stock. On the date of each annual stockholders meeting, each continuing non-employee director will automatically be granted a stock option grant to purchase 10,000 shares of common stock, provided that such director has served as a non-employee director for at least six months. The non-employee directors are also eligible to receive other types of awards under the KANA 1999 Stock Incentive Plan, as amended that are discretionary and not automatic. All options granted to non-employee directors will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a merger or sale of substantially all of our assets in connection with the liquidation or dissolution of our company, all of the shares subject to the automatic initial and annual stock option grants will accelerate and become exercisable in full.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending the meetings of the Board of Directors.

DIRECTOR COMPENSATION FOR 2008

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2008.

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	Total
Jerry R. Batt	$32,500	$6,320	$38,820
William T. Clifford	$45,000	$22,504	$67,504
John F. Nemelka	$23,750	$22,525	$46,275
Stephanie Vinella	$47,500	$14,163	$61,663

(1)	Mr. Fields, our Chief Executive Officer and Chairman of the Board of Directors, is not included in this table as he is an employee of KANA and thus, received no compensation for his services as Chairman of the Board of Directors or as a member of the Strategy Committee. The compensation received by Mr. Fields as an employee of KANA is shown in the Summary Compensation Table on page 33.
(2)	The amounts reported represent the stock-based compensation expense that was recognized for financial reporting purposes in accordance with SFAS 123(R), utilizing the assumptions discussed in Item 8, Note 1 “Kana Software, Inc. and Summary of Significant Accounting Policies – Stock-based Compensation” and Note 7 “Stockholders’ Equity (Deficit)” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, without giving effect to estimated forfeitures.

The aggregate number of option awards outstanding for each of our non-employee directors as of December 31, 2008 is provided in the table below:

Non-Employee Director	Number of Options Outstanding
Jerry R. Batt	160,000
William T. Clifford	90,000
John F. Nemelka	70,000
Stephanie Vinella	145,000

PROPOSAL TWO—RATIFICATION AND APPROVAL OF THE ADOPTION OF THE KANA 2009 EQUITY INCENTIVE PLAN

Our stockholders are being asked to consider and vote upon a proposal to adopt the KANA 2009 Equity Incentive Plan (the “2009 Plan”), which will permit us to provide a broad range of stock awards to our employees, officers, directors, consultants, independent contractors and advisors. The 2009 Plan will replace the KANA 1999 Stock Incentive Plan, as amended (the “1999 Stock Incentive Plan”) as our primary equity incentive plan. The Board of Directors unanimously approved the 2009 Plan on June 9, 2009, subject to stockholder approval of the 2009 Plan at the 2009 Annual Meeting. Because the 1999 Stock Incentive Plan expires on July 7, 2009, if our stockholders do not approve the 2009 Plan, we will be unable to award equity compensation to our employees and non-employee directors for the foreseeable future, and our ability to provide future awards will be limited.

Having shares available for future awards to employees and non-employee directors provides us with the flexibility to design and implement compensation programs in a manner consistent with our overall compensation philosophy and the amount we believe our competitors typically offer their employees and non-employee directors on an annual basis.

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders. In fact, use of long-term equity awards has always been a fundamental element of our compensation strategy as a public company because such awards tend to align the interests of our employees with those of our stockholders as the value of the award increases with the appreciation of the market value of our common stock. Without the ability to grant stock options or other forms of equity incentives like substantially all of our competitors are able to do, we would be at a competitive disadvantage in attracting, motivating and retaining talented employees responsible for our future success, and would likely be forced to increase the amount of cash compensation we offer to remain competitive. We also may be required to increase cash compensation to our non-employee directors to provide competitive compensation to retain their services. Accordingly, we urge you to vote for this proposal to preserve our ability to implement a flexible and competitive compensation program.

Share Reserve and Related Information

The number of shares reserved for issuance under the 2009 Plan will consist of 4,500,000 shares of our common stock, plus any reserved shares not issued or subject to outstanding grants under the 1999 Stock Incentive Plan on the date the 2009 Plan becomes effective, plus any shares that are subject to stock options granted under the 1999 Stock Incentive Plan that cease to be subject to such stock options after the 2009 Plan becomes effective, plus any shares issued under the 1999 Stock Incentive Plan before or after the 2009 Plan becomes effective pursuant to the exercise of stock options that are, after the 2009 Plan becomes effective, forfeited or shares issued under the 1999 Stock Incentive Plan that are repurchased by us at the original issue price.

Shares authorized under the 2009 Plan on June 9, 2009	4,500,000

Shares available for grant under 1999 Stock Incentive Plan as of June 12, 2009 (does not include plans assumed by KANA pursuant to the acquisition of certain companies)	5,611,471

Total shares estimated to be available for grant under the 2009 Plan	10,111,471

The estimated number of shares available for grant set forth in the table above excludes shares that (i) are subject to stock options granted under the 1999 Stock Incentive Plan that may cease to be subject to such stock options after the 2009 Plan becomes effective, (ii) shares issued under the 1999 Stock Incentive Plan before or after the 2009 Plan becomes effective pursuant to the exercise of stock options that are, after the 2009 Plan becomes effective, forfeited or (iii) shares issued under the 1999 Stock Incentive Plan that are repurchased by us at the original issue price although such awards will become available for grant under the 2009 Plan.

In addition, shares which cease to be subject to a stock option granted under the 2009 Plan for any reason other than exercise of the stock option or which are subject to other awards granted under the 2009 Plan that are forfeited or are repurchased by us at the original issue price, or otherwise terminate without such shares being issued, will again be available for grant and issuance in connection with subsequent awards under the 2009 Plan.

The Board of Directors believes that the adoption of the 2009 Plan is in the best interests of KANA and its stockholders.

Key Terms

The following is a summary of the key provisions of the 2009 Plan and notable differences between the 2009 Plan and the 1999 Stock Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2009 Plan. It is qualified in its entirety by references to the full text of the 2009 Plan. A copy of the 2009 Plan has been filed with the Securities and Exchange Commission with this Proxy Statement, and any stockholder who wishes to obtain a copy of the 2009 Plan may do so by written request to the Secretary at KANA’s headquarters in Menlo Park, California.

Plan Term:	June 9, 2009 to June 9, 2019
Eligible Participants:	All of our employees, consultants, advisors, independent contractors and directors will be eligible to receive awards under the 2009 Plan, provided they render bona fide services to KANA. The Committee (as defined in the 2009 Plan) will determine which individuals will participate in the 2009 Plan. As of the record date, there were approximately 199 employees and 5 non-employee directors eligible to participate in the 2009 Plan. There are currently no consultants, advisors, or independent contractors eligible to participate in the 2009 Plan.
Shares Authorized:	4,500,000 shares of our common stock, plus any reserved shares not issued or subject to outstanding grants under the 1999 Stock Incentive Plan on the date the 2009 Plan becomes effective, any shares that are subject to stock options granted under the 1999 Stock Incentive Plan that cease to be subject to such stock options after the 2009 Plan becomes effective, any shares issued under the 1999 Stock Incentive Plan before or after the 2009 Plan becomes effective pursuant to the exercise of stock options that are, after the 2009 Plan becomes effective, forfeited, and any shares issued under the 1999 Stock Incentive Plan that are repurchased by us at the original issue price. In addition, shares which cease to be subject to an option or stock appreciation right granted under the 2009 Plan for any reason other than exercise of the option or stock appreciation right or which are subject to other awards granted under the 2009 Plan that are forfeited or are repurchased by us at the original issue price, or otherwise terminate without such shares being issued, will again be available for grant and issuance in connection with subsequent awards under the 2009 Plan. For additional details, see “— Share Reserve and Related Information” above.
Award Types:	(1) Non-qualified and incentive stock options
(2) Restricted stock awards
(3) Stock bonus awards
(4) Stock appreciation rights
(5) Restricted stock units
(6) Performance shares
Vesting:	Vesting schedules will be determined by the Committee when each award is granted. Options granted under the 1999 Stock Incentive Plan generally vest over four years (12.5% cliff vesting after six months and, thereafter, 2.083% vest monthly until fully vested).

Award Terms:	Stock options will have a term no longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of KANA’s voting power, which will have a term no longer than five years. Stock appreciation rights will have a term no longer than ten years. Stock options and stock appreciation rights must be granted at 100% of fair market value under the 2009 Plan.
Grants to Non-Employee Directors:	Under the 1999 Stock Incentive Plan, each non-employee director receives (i) an option to purchase 40,000 shares on the date such non-employee director first becomes a member of the Board of Directors and (ii) an option to purchase 10,000 shares immediately following each annual meeting of our stockholders, provided the non-employee director has been continuously in office for six months or more. The initial grants to our non-employee directors under the 1999 Plan are immediately exercisable as of the date of grant and any shares purchased under such options are subject to a lapsing right of repurchase in our favor, which right lapses over four years in semi-annual installments, as further described in the 1999 Stock Incentive Plan. Awards to non-employee directors under the 2009 Plan are not automatic; they are discretionary. Under the 2009 Plan, non-employee directors will be granted awards either on a discretionary basis or pursuant to policy adopted by the Board of Directors. Subject to stockholder approval of Proposal No. 2, the Board of Directors intends to adopt a non-employee director equity compensation policy for 2009 that is substantially similar to equity compensation policy currently in effect under the 1999 Equity Incentive Plan.
Repricing:	The Committee may reprice options or stock appreciation rights issued under the 2009 Plan without prior approval of KANA’s stockholders.

New Plan Benefits

The following table shows, in the aggregate, the number of shares subject to stock options that will be granted in 2009 to each of the following persons or groups under the 2009 Plan:

2009 Equity Incentive Plan

Name and Position	Number of Shares
Non-Executive Director Group (4 persons)	40,000

Future awards under the 2009 Plan to executive officers, employees and other eligible participants, and any additional future awards to non-employee directors not granted pursuant to the policy described under “Key Terms — Grants to Non-Employee Directors” above, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Terms Applicable to Stock Options and Stock Appreciation Rights

The exercise price of stock options or stock appreciation rights granted under the 2009 Plan may not be less than the fair market value (the closing price of KANA common stock on the date of grant) of our common stock. On the record date, the closing bid price of our common stock was $.70 per share. The term of these awards may not be longer than ten years. The Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms Applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Shares and Stock Bonus Awards

The Committee determines the terms and conditions applicable to the granting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards. The Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards contingent upon continued employment with KANA, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code (the “Code”). To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either KANA as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a preestablished target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the award:

•	Net revenue and/or net revenue growth

•	Earnings per share and/or earnings per share growth

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Operating income and/or operating income growth

•	Net income and/or net income growth

•	Total stockholder return and/or total stockholder return growth

•	Return on equity

•	Operating cash flow return on income

•	Adjusted operating cash flow return on income

•	Economic value added

•	Individual business objectives

•	Company-specific operational metrics

The foregoing factors may be in accordance with generally accepted accounting principles or non-GAAP basis.

To the extent that an award under the 2009 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Committee.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion determines.

Transferability

Except as otherwise provided in the 2009 Plan, awards granted under the 2009 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

The Compensation Committee or the Board of Directors acting as the Committee will administer the 2009 Plan. The Committee selects the persons who receive awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2009 Plan, establishes the terms, conditions and other provisions of the grants. The Compensation Committee may delegate, to a committee of one or more directors or to our executive officers, the ability to grant awards and take certain other actions with respect to participants who are not executive officers or non-employee directors. The Committee may construe and interpret the 2009 Plan and prescribe, amend and rescind any rules and regulations relating to the 2009 Plan.

Amendments

The 2009 Plan may be amended or terminated at any time, provided that no action may be taken (except those described in “Adjustments”) without stockholder approval to implement any amendment to the 2009 Plan that is required to be approved by stockholders.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or any similar event affecting our common stock, the Committee shall adjust the number and class of shares available for grant under the 2009 Plan, the annual limitations on the number of shares an individual is permitted to receive under the 2009 Plan, and subject to the various limitations set forth in the 2009 Plan, the number and class of shares subject to outstanding awards under the 2009 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

Corporate Transactions

In the event of a corporate transaction, such as a merger, asset sale, or other change in control transaction, except in the case of awards held by non-employee directors, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or substitute the awards outstanding under the 2009 Plan, the outstanding awards will expire on such terms and at such time as the Board of Directors or the Committee shall determine. The Board of Directors or the Compensation Committee may, in its discretion, accelerate the vesting of such awards in connection with the corporate transaction. The vesting of outstanding awards held by non-employee directors will accelerate in full prior to the consummation of a corporate transaction (i.e., a change of control) on such terms as the Committee may determine.

U.S. Tax Consequences

The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences to KANA and participants in the 2009 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. KANA will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and KANA will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and KANA will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and KANA will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item for individuals that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option.

Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the year of such “disqualifying disposition” KANA will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or KANA common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and KANA generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. KANA receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. KANA generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. KANA will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The plan is intended to enable KANA to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, KANA may not deduct compensation paid to certain of its executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The Board of Directors recommends a vote FOR the ratification and approval of the adoption of the KANA 2009 Plan.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to the shares of KANA common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the KANA 1999 Stock Incentive Plan, as amended (the “1999 Stock Incentive Plan”). The category “Equity compensation plans not approved by security holders” in the table below consists of the Broadbase Software, Inc. 1999 Equity Incentive Plan (the “Broadbase 1999 Plan”) and the Broadbase Software, Inc. 2000 Stock Incentive Plan (the “Broadbase 2000 Plan”). The Broadbase 1999 Plan and the Broadbase 2000 Plan were assumed by KANA in connection with the merger with Broadbase Software, Inc. in June 2001 and have not been subsequently approved by our stockholders.

The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by KANA in connection with mergers and acquisitions of the companies that originally granted those awards.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our equity compensation plans under which equity securities are authorized for issuance, as of December 31, 2008:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1) (2)	6,377,487	$4.58	4,731,258
Equity compensation plans not approved by security holders (3) (4)	1,581,604	$3.08	11,168,719
Total	7,959,091	$4.28	15,899,977

(1)	Under the terms of the 1999 Stock Incentive Plan, on the first trading day of January of each year, the aggregate number of shares of our common stock reserved for issuance there under is increased automatically by a number of shares equal to 4.25% of the total number of shares of our outstanding common stock on the last trading day in December of the immediately preceding calendar year, up to a maximum of 10,000,000 shares per year.
(2)	Excludes options, warrants and other equity rights outstanding under the KANA 1997 Stock Option Plan and KANA 1999 Special Stock Option Plan, which are our inactive shareholder approved plans under which no additional awards may be granted. As of December 31, 2008, a total of 50,363 shares of our common stock were issuable upon exercise of outstanding options under those shareholder approved plans. The weighted-average exercise price of those options is $153.08.
(3)	Represents outstanding options to purchase shares of our common stock under the Broadbase 1999 Plan and the Broadbase 2000 Plan, which were assumed by us in connection with our merger with Broadbase Software, Inc. in June 2001. Under the terms of the Broadbase 1999 Plan, on the first trading day of January of each year, the aggregate number of shares of our common stock reserved for issuance under the plan is increased automatically by a number of shares equal to 5% of the total number of shares of our outstanding common stock on the last trading day in December of the immediately preceding calendar year. Please see below for a more detailed description of our equity compensation plans that do not require the approval of, and have not been approved by, our stockholders.

(4)	Excludes options, warrants and other equity rights assumed by KANA in connection with mergers and acquisitions, other than those awards issued under assumed plans, i.e., the Broadbase 1999 and 2000 Plans. As of December 31, 2008, a total of 23,082 shares of our common stock were issuable upon exercise of outstanding options under these other assumed arrangements. The weighted-average exercise price of these outstanding options is $98.85. No additional awards may be granted under these assumed arrangements.

Equity Compensation Plans Not Approved By Stockholders

We assumed the Broadbase 1999 Plan and the Broadbase 2000 Plan in connection with our merger with Broadbase Software, Inc. in June 2001. The Broadbase 1999 Plan permits the grant of nonqualified stock options, restricted stock and stock bonuses to our employees, consultants and directors. The Broadbase 2000 Plan permits the grant of nonqualified stock options and restricted stock to our employees, consultants and directors.

The Broadbase 1999 Plan and the Broadbase 2000 Plan allow the Compensation Committee to specify the specific conditions of grants, including but not limited to the vesting period, option period, termination provisions and transferability provisions. Options granted under both plans typically have an exercise price not less than the fair market value of our common stock on the date of grant, although both plans permit grants at lower exercise prices. Options granted under both plans generally become exercisable over a four-year period based on continued service and expire ten years after the grant date, subject to earlier termination in the event of a participant’s termination of service with KANA.

As of December 31, 2008, a total of 9,823,676 and 1,345,043 shares remained available for grant under the Broadbase 1999 Plan and the Broadbase 2000 Plan, respectively. Under the terms of the Broadbase 1999 Plan, on the first trading day of January of each year, the aggregate number of shares of our common stock reserved for issuance thereunder is increased automatically by a number of shares equal to 5% of the total number of shares of our outstanding common stock on the last trading day in December of the immediately preceding calendar year. The Broadbase 1999 Plan expires in July 2009 at which time the shares currently available for grant thereunder will no longer be eligible for grant.

PROPOSAL THREE—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has selected Burr, Pilger & Mayer LLP as KANA’s independent registered public accounting firm to perform the audit of our financial statements for the year ending December 31, 2009, and our stockholders are being asked to ratify this selection. Our organizational documents do not require our stockholders to ratify the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm. We are submitting the selection of Burr, Pilger & Mayer LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. Representatives of Burr, Pilger & Mayer LLP may be present at the 2009 Annual Meeting of Stockholders. If present, such representatives will have the opportunity to make a statement at the 2009 Annual Meeting of Stockholders if they wish and will be available to respond to appropriate questions.

Fiscal 2008 and 2007 Audit Firm Fee Summary

Burr, Pilger & Mayer LLP (“BPM”) has served as our current independent registered public accounting firm and audited our consolidated financial statements for the years ended December 31, 2008 and 2007. Set forth below are the aggregated fees (in thousands) billed for audit and other services provided by BPM for 2008 and 2007.

	Year Ended December 31,
Fee	2008	2007
Audit fees (1)	$617	$972
Audit-related fees (2)	—	22
Tax fees	—	—
All other fees:

Total fees	$617	$994

(1)	Consists of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of our quarterly condensed consolidated financial statements and services, such as consents and review of SEC comment letters that are normally provided by BPM in connection with statutory and regulatory filing engagements.
(2)	Includes fees related to due diligence and accounting consultation in connection with a comfort letter and an acquisition.

Our Audit Committee considers at least annually whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence. This process includes:

•

Obtaining and reviewing, on at least an annual basis, a letter from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships, discussing these relationships with the independent registered public accounting firm and discontinuing any relationships that the Audit Committee believes could compromise the independence of the registered public accounting firm.

•

Obtaining reports of all non-audit services proposed to be performed by the independent registered public accounting firm before such services are performed, reviewing and approving or prohibiting, as appropriate, any non-audit services not permitted by applicable law. The Audit Committee may delegate authority to review and approve or prohibit non-audit services to one or more members of the Audit Committee, and direct that any approval so granted be reported to the Audit Committee at a following meeting of the Audit Committee.

All services provided by the Company’s independent registered public accounting firm in fiscal years 2007 and 2008 were approved in advance by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

All audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm must be pre-approved by the Audit Committee to assure that the provision of such services do not impair the firm’s independence. The Audit Committee does not delegate its responsibility to pre-approve services performed by the independent auditors to management.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of KANA’s financial accounting, reporting and controls. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent” as required by applicable listing standards of The NASDAQ Stock Market (please see “Committees of the Board of Directors” on page 7 of this Proxy Statement). The Audit Committee operates pursuant to a charter, which, as amended, was approved by the Board of Directors in April 2003. The Audit Committee meets with KANA’s management and with our independent registered public accounting firm, with and without management present, to discuss the scope and plans for their audit, the results of its examinations, its evaluations of KANA’s internal controls and the overall quality of KANA’s financial reporting. The Audit Committee held six meetings during 2008.

The current members of the Audit Committee are Mr. Clifford and Ms. Vinella. Michael J. Shannahan resigned from the Audit Committee on February 28, 2008.

In performing its oversight role during the period since its last report, the Audit Committee reviewed and discussed KANA’s audited financial statements with KANA’s management and independent registered public accounting firm. The Audit Committee also discussed with KANA’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), Communication with Audit Committees. The Audit Committee received the written disclosures and the letter from Burr, Pilger & Mayer LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed Burr, Pilger & Mayer LLP’s independence from KANA with Burr, Pilger & Mayer LLP. Based on the discussions with management and Burr, Pilger & Mayer LLP, the Audit Committee recommended to the Board of Directors that KANA’s audited financial statements that were reviewed by the Audit Committee and discussed with management and Burr, Pilger & Mayer LLP be included in KANA’s Annual Report on Form 10-K for the year ended December 31, 2008. The Audit Committee and the Board of Directors also recommended the selection of Burr, Pilger & Mayer LLP as KANA’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

The members of the Audit Committee rely on the information provided to them and on the representations made to the Audit Committee by KANA’s management and independent registered public accounting firm without conducting independent verification of the accuracy of such information and representations. Accordingly, the Audit Committee’s oversight does not ensure that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that any audit of KANA’s financial statements conducted by independent registered public accounting firm has been carried out in accordance with generally accepted auditing standards, or that the financial statements are presented in accordance with generally accepted accounting principles.

AUDIT COMMITTEE

Stephanie Vinella (Chairperson since March 2008)

William T. Clifford (Member since March 2008)

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the 2009 Annual Meeting of Stockholders, and we are not aware of any matters to be brought before the 2009 Annual Meeting of Stockholders except as specified in the notice of the 2009 Annual Meeting of Stockholders. As to any business that may properly come before our annual meeting, however, it is intended that the proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

EXECUTIVE OFFICERS

In addition to Michael S. Fields, our Chief Executive Officer whose biographical information appears under “Continuing Class III Directors (Term to expire in 2011)” on page 6, the following individuals are current executive officers of KANA except for Mr. Shannahan, who retired in May 2009:

Mark A. Angel. Mr. Angel, age 50, has served as our Chief Technology Officer since August 2008. Mr. Angel joined KANA in May 2007 as our Senior Vice President of Corporate Development and Strategy. Prior to joining KANA, from January 1998 to March 2007, he served as Chief Technology Officer of KNOVA Software Inc., a service resolution management software company that is now a division of Consona Corporation. Prior to KNOVA, Mr. Angel founded and served as Chief Executive Officer of Papyrus Technology, which was acquired by Ernst & Young in 1997, and Kanisa Inc., which was acquired by ServiceWare Technologies, Inc. in 2005.

William A. Bose. Mr. Bose, age 42, has served as our Vice President and General Counsel since August 2006. Mr. Bose served in a number of legal positions at KANA from September 1999 to August 2006. Mr. Bose holds a B.A. degree from the University of California at Santa Barbara and a J.D. degree from Santa Clara University School of Law. Mr. Bose is a member of the California Bar.

Charles H. Isaacs. Since August 2008, Mr. Isaacs, age 50, has served as our Chief Customer Officer. From August 2004 to August 2008, Mr. Issacs served as our Chief Technology Officer. From December 1999 to August 2004, Mr. Isaacs served as the Chief Technology Officer of Primus Knowledge Solutions, an enterprise software company, where he was responsible for technology oversight. Mr. Isaacs holds a B.S. degree in Electrical Engineering from the University of California at Santa Barbara and an M.B.A. degree from California Lutheran University.

Jay A. Jones. Since September 2006, Mr. Jones, age 54, has served as our Senior Vice President and Chief Administrative Officer. In addition, in May 2009, Mr. Jones was appointed Interim Chief Financial Officer after Mr. Shannahan retired. Mr. Jones served as Senior Vice President, Chief Information Officer of VERITAS Software Corporation, an enterprise storage and performance company, from September 2004 to December 2005. From January 1999 to September 2004, Mr. Jones served as Chief Administrative Officer of VERITAS Software Corporation, and from March 1993 to January 1999, he served as Vice President, General Counsel and Secretary of VERITAS Software Corporation and OpenVision Technologies, Inc., which was acquired by VERITAS Software Corporation. Prior to OpenVision Technologies, Inc., Mr. Jones was senior corporate counsel for Oracle Corporation. Mr. Jones holds a B.S. degree in architecture from Howard University, an M.S. degree in City Planning from the University of California at Berkeley and a J.D. degree from the University of California at Berkeley. Mr. Jones is a member of the California Bar.

Michael J. Shannahan. Mr. Shannahan, age 60, served as our Executive Vice President and Chief Financial Officer from March 2008 until May 2009 when he retired. Mr. Shannahan was a member of our Board of Directors from June 2005 to March 2008. From February 2005 to February 2008, Mr. Shannahan served as Chief Financial Officer of Medsphere Systems Corporation, a software company in the healthcare industry. Mr. Shannahan also has served as Chief Financial Officer of Chordiant Software, Inc., a management software company, from October 2003 to September 2004; Sanctum Inc., a web applications security company, from October 2001 to November 2002; Broadband Office, Inc., a communication services company, from January 2001 to September 2001; and mySimon, Inc., an e-commerce company from August 1999 to January 2001. Prior to these positions, Mr. Shannahan spent 18 years with KPMG Peat Marwick, an accounting firm, as a Partner in the Information, Communication and Entertainment practice. Mr. Shannahan holds a B.S. degree in Business Administration with a concentration in Accounting and a B.A. degree from Rockhurst College. Mr. Shannahan also serves on the Board of Directors of Critical Path, Inc. Mr. Shannahan’s employment with the Company terminated on May 18, 2009.

Daniel A. Turano. Since July 2007, Mr. Turano, age 60, has served as our Senior Vice President, Worldwide Field Operations. Mr. Turano joined KANA in August 2006 as our Vice President, Global Financial Services Solutions and served in that position until his promotion to Senior Vice President, Worldwide Field Operations in July 2007. From March 2005 to August 2006, Mr. Turano served as the Vice President of Sales, East of ClairMail, Inc., a software and wireless communications company. From September 2003 to March 2005, Mr. Turano served as Senior Vice President, Commercial Account Collections of Intellerisk Management Systems, a collections agency. Mr. Turano previously served as the Executive Vice President, Sales and Field Operations of Dynamic Mobile Data, a software and wireless communications company from September 2002 to September 2003. Mr. Turano holds a B.S. degree in Business Management from Saint Peter’s College and an M.B.A. degree in Marketing from Fairleigh Dickenson University.

Chad A. Wolf. Since June 2007, Mr. Wolf, age 38, has served as our Corporate Vice President and President of eVergance Partners LLC, a management consulting and systems integration company acquired by KANA in June 2007. From August 2002 to June 2007 Mr. Wolf served as President of eVergance Partners LLC. Mr. Wolf holds an M.S. degree in Industrial Engineering and Operations Management from Kansas State University and a B.S. degree in Industrial Engineering.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for developing and monitoring our compensation philosophy, and for implementing that philosophy with respect to our named executive officers. For fiscal year 2008, our “named executive officers” were our Chief Executive Officer, former Chief Financial Officers, the three other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year, and one former executive officer for whom disclosure would have been provided but for the fact that she was no longer serving as an executive officer at the end of fiscal year 2008. These named executive officers are listed in the Summary Compensation Table that begins on page 33.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that achieves our strategic goals, rewards performance and innovation, promotes accountability and aligns employee interests with those of our stockholders. Our executive compensation program is structured to provide incentives and reward both short-term and long-term performance, and is designed to motivate executive officers to achieve our strategic goals. Our executive compensation program has four primary elements: (i) base salary, (ii) cash bonuses under a performance-based, non-equity incentive plan, and for certain named executive officers, a commissions-based incentive plan, described in more detail below under the heading “Executive Compensation Plan,” (iii) equity awards under our equity incentive plans, and (iv) other benefits.

Setting Executive Compensation

The Compensation Committee, with input from the Company, utilizes data from the AON/Radford Executive Compensation Salary Benchmark Data for the Bay Area (and other relevant areas) (the “Radford Data”) to help assess our positioning and practices against the competitive market, which it uses to evaluate the elements of compensation for our executive officers. Except for the use of the Radford Data, and reference to public filings of companies with which we compete for executive talent, the Compensation Committee has not used benchmarking against market indices or peer groups to establish the compensation of our executive officers.

Role of Executive Officers in Compensation Decisions

Our Board of Directors has delegated to the Compensation Committee the primary authority to recommend, review and approve each element of our executive compensation program, including performance-based incentive awards and long-term incentive awards to our executive officers, including our named executive officers. The Compensation Committee annually reviews the performance of our named executive officers and assesses each component of their compensation, as well as their overall compensation package. When deciding on how much to award under each element of our named executive officers’ compensation (other than our Chief Executive Officer’s compensation), the Compensation Committee considers the recommendations of our Chief Executive Officer. The Compensation Committee, with the assistance of our Chief Executive Officer and Chief Administrative Officer, evaluated and decided on each of the compensation elements for 2008. Our Chief Executive Office and our Chief Administrative Officer attended Compensation Committee meetings in order to assist in these determinations. Although our Chief Executive Officer participated in the confirmation of the compensation elements, the Compensation Committee alone is responsible for setting the Chief Executive Officer’s compensation.

2008 Executive Compensation Elements

For 2008, the elements of compensation for our named executive officers were:

•	base salary;

•	cash bonuses under a performance-based non-equity incentive plan;

•	equity awards under our equity incentive plans; and

•	other benefits.

Base Salary

We provide our named executive officers with a base salary to compensate them for services rendered during the fiscal year. The base salary for our named executive officers is determined based on the named executive officer’s position, responsibilities, level and experience. The Compensation Committee also fixes our named executive officers’ base salary at a level that enables us to competitively attract and retain employees and to reward individual performance and contribution to our business goals. The Compensation Committee reviews Radford Data, certain public filings, and recommendations from our Human Resources Department and our Chief Executive Officer, and considers the base salaries paid by the companies it believes are similar to us or that are competing with us when setting the base salary of our named executive officers. In addition, each year, the Compensation Committee reviews each named executive officer’s performance, our financial performance, as well as each named executive officer’s compensation individually and in relation to other employees, when determining base salary increases (if any). None of our named executive officers received a base salary increase in 2008 due to the Company’s results and other market conditions.

Cash Bonuses Under a Performance-Based, Non-Equity Incentive Plan

Executive Compensation Plan

We utilize a performance-based cash compensation plan (the “Executive Compensation Plan”) to encourage our executive officers to support our goal of operating with sustainable profit and, for executive officers employed in our sales and marketing departments, on growing revenue. The Executive Compensation Plan’s performance-based incentives serve to align the performance of our executive officers with the interests of our stockholders by providing our executive officers with incentives to build stockholder value. Under the Executive Compensation Plan our named executive officers are eligible to receive quarterly and annual cash bonuses based on our achievement of quarterly and annual operating profit targets, and additionally, for the named executive officers in our sales and marketing departments, cash commissions based on our achievement of quarterly and annual revenue targets. For Executive Compensation Plan purposes, profit is defined to mean the net profit target shown in the initial 2008 budget approved by the Board of Directors (which excludes certain non-cash expenses such as stock-based compensation expenses, warrant expense, if any, and restructuring charges).

In 2008, the Executive Compensation Plan was designed by us, with the assistance of the Compensation Committee, to redirect our executive officers’ focus on our profit goals. For that reason, the Executive Compensation Plan did not include any individualized management by objectives goals to be reached by our executive officers. Rather, cash bonuses under the Executive Compensation Plan are earned solely on our achievement of operating profit targets, and cash commissions are earned solely on our achievement of revenue targets. Each of our named executive officers was eligible to participate in the Executive Compensation Plan, except for Mr. Thompson, our former Chief Financial Officer, who retired in February 2008, prior to the Executive Compensation Plan’s approval. Our Compensation Committee approved the Executive Compensation Plan in April 2008. In October 2008, the Compensation Committee revised the Executive Compensation Plan to redistribute cash bonus amounts allocated to two former executive officers, who ceased employment with us during 2008, among the remaining Executive Compensation Plan participants.

Under the Executive Compensation Plan, named executive officers are eligible to receive quarterly and annual cash bonus awards that are a certain percentage of the named executive officer’s base salary (the “Base Bonus Amount”). In addition, named executive officers employed in our sales and marketing departments are eligible to receive a variable commission based on achievement of revenues during the relevant quarter or year at a fixed commission rate for all revenue up to the targets established by us for 2008. To incentivize achievement in excess of the quarter and annual revenue targets, the commission rates are increased upon our achievement of revenue in excess of the quarterly and annual revenue targets as described in more detail below, under the heading “Commission Amount”. The percentage of the named executive officer’s annual base salary that constitutes the Base Bonus Amount and the Commission Amount is based on the named executive officer’s experience, position and responsibilities and our annual financial and strategic goals. For 2008, the Compensation Committee reviewed and approved our Chief Executive Officer’s Base Bonus Amount recommendation and Commission Amount recommendation for each of our named executive officers, as applicable. Our Chief Executive Officer did not make a recommendation for his own Base Bonus Amount, which was set and approved by the Compensation Committee without his input. The Salary, Base Bonus Amount and the Commission Amount for each of our named executive officers for fiscal year 2008 were as follows:

	CEO	Former CFO	Interim CFO and CAO	President, eVergance	SVP, WW Field Ops	Former CMO	Former CFO
Compensation	Michael S. Fields	Michael J. Shannahan	Jay A. Jones	Chad A. Wolf	Daniel Turano	Marchai B. Bruchey	John M. Thompson (1)
Salary	$360,000	$275,000	$225,000	$225,000	$225,000	$200,000
Base Bonus Amount	$262,750	$153,600	$140,950	$63,150	$75,550	$156,100	N/A
Commission Amount				$56,250	$157,500	$60,000

Bonus % (2)	73%	56%	63%	28%	34%	78%
Commission % (2)				25%	70%	30%

(1)	Mr. Thompson did not participate in the Executive Compensation Plan as it was still under consideration when Mr. Thompson notified the Company of his retirement in February 2008.
(2)	Amounts shown reflect bonuses and commissions as a percentage of annual base salary.

The total cash bonus amounts awarded to all executive officers under the Executive Compensation Plan, which includes the Base Bonus Amount, the Commission Amount, and the Participation Bonus (as defined below) is not to exceed $3,000,000 in 2008.

The Base Bonus Amount

The Base Bonus Amount is awarded if we achieve or exceed the Budgeted Operating Profit (“BOP”) and Threshold Operating Profit (“TOP”) targets identified in the table below (the maximum cash bonus amounts that can be earned as a result of achieving the BOP and TOP targets, the “Bonus Pool Amount”). Both the BOP and TOP are measured each quarter and then on an annual basis in order to assess whether the Bonus Pool Amount is earned for the applicable period. Upon achievement of the BOP targets, executive officers are eligible to receive a cash bonus from the Base Bonus Pool. Upon achievement of the TOP targets, the executive officers are eligible to receive an additional cash bonus from the Threshold Bonus Pool. In addition, each named executive officer may receive a cash bonus in addition to the distributions from the Base and Threshold Bonus Pools (the “Participation Bonus”) for any actual operating profit attained over and above the TOP (such profit, the “OTOP”). The Participation Bonus is calculated as a percentage of OTOP. The following table identifies the BOP, TOP and OTOP targets under the Executive Compensation Plan and the maximum aggregate bonus amounts payable to all executive officers under the Executive Compensation Plan:

	Fiscal Year 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
Operating Profit Targets
Budgeted Operating Profit (BOP)	$177,000	$633,000	$463,000	$1,909,000	$3,700,000
Threshold Operating Profit (TOP)	$410,000	$980,000	$640,000	$2,125,000	$5,500,000
Over Threshold Operating Profit (OTOP)	Actual Operating Profit attainment greater than the (TOP)
Maximum Bonus Pool Amounts (1)
Tier One—Base Bonus Pool	$50,000	$100,000	$50,000	$50,000	$420,000
Tier Two—Threshold Bonus Pool	$100,000	$150,000	$25,000	$25,000	No Pool(2)
Tier Three—Participation Bonus of OTOP	30.00%	30.00%	20.00%	20.00%

(1)	The maximum bonus pool amounts include amounts payable to executive officers who are not named executive officers, and for whom compensation disclosure is not provided herein.
(2)	The Executive Compensation Plan includes a Base Bonus Pool for annual achievement of the BOP target, but does not include a Threshold Bonus Pool for achievement of the annual TOP target.

The allocation of the aggregate Base Bonus Pool, Threshold Bonus Pool and Participation Bonus percentage among each of our named executive officers differs according to the named executive officer’s experience, position and responsibilities, as set forth in the table below.

Named Executive Officer	%	First Quarter (1)	Second Quarter	Third Quarter	Fourth Quarter	Annual
Michael S. Fields
Tier One—Base Bonus Pool	25%	$12,500	$25,000	$12,500	$12,500	$105,000
Tier Two—Threshold Bonus Pool	25%	$25,000	$37,500	$6,250	$6,250	No Pool (2)
Tier Three—Participation Bonus of OTOP		8.40%	8.40%	5.60%	5.60%

Michael J. Shannahan
Tier One—Base Bonus Pool	14%	$7,000	$14,000	$7,000	$7,000	$58,800
Tier Two—Threshold Bonus Pool	14%	$14,000	$21,000	$3,500	$3,500	No Pool (2)
Tier Three—Participation Bonus of OTOP		5.10%	5.10%	3.40%	3.40%

Jay A. Jones
Tier One—Base Bonus Pool	13%	$6,500	$13,000	$6,500	$6,500	$54,600
Tier Two—Threshold Bonus Pool	13%	$13,000	$19,500	$3,250	$3,250	No Pool (2)
Tier Three—Participation Bonus of OTOP		4.20%	4.20%	2.80%	2.80%

Chad A. Wolf
Tier One—Base Bonus Pool	6%	$3,000	$6,000	$3,000	$3,000	$25,200
Tier Two—Threshold Bonus Pool	6%	$6,000	$9,000	$1,500	$1,500	No Pool (2)
Tier Three—Participation Bonus of OTOP		2.10%	2.10%	1.40%	1.40%

Daniel A. Turano
Tier One—Base Bonus Pool	7%	$3,500	$7,000	$3,500	$3,500	$29,400
Tier Two—Threshold Bonus Pool	7%	$7,000	$10,500	$1,750	$1,750	No Pool (2)
Tier Three—Participation Bonus of OTOP		1.20%	1.20%	0.80%	0.80%

Marchai B. Bruchey
Tier One—Base Bonus Pool	14%	$7,000	$14,000	$7,000	N/A	$58,800
Tier Two—Threshold Bonus Pool	14%	$14,000	$21,000	$3,500	N/A	No Pool (2)
Tier Three—Participation Bonus of OTOP		2.70%	2.70%	1.80%	N/A

John M. Thompson (3)
Tier One—Base Bonus Pool	0%
Tier Two—Threshold Bonus Pool	0%
Tier Three—Participation Bonus of OTOP

(1)	The Tier-One Base Bonus Pool amounts for the first quarter reflect increases approved under the Executive Compensation Plan in October 2008. Although the Base Bonus Pool amounts were increased in October 2008, the bonuses earned and paid in the first quarter were compliant with the prior Tier-One Base Bonus Pool amounts approved in April 2008. For the first quarter, Mr. Fields earned $11,000, Mr. Shannahan earned $6,000, Mr. Jones earned $5,500, Mr. Wolf earned $2,500, Mr. Turano earned $3,000, Ms. Bruchey earned $7,000.
(2)	The Executive Compensation Plan includes a Base Bonus Pool for annual achievement of the BOP target, but does not include a Threshold Bonus Pool for achievement of the annual TOP target.
(3)	Mr. Thompson did not participate in the Executive Compensation Plan as it was still under consideration when Mr. Thompson notified the Company of his retirement in February 2008.

Each named executive officer’s total cash bonus award for 2008 can exceed the Base Bonus Amount if the BOP and TOP targets are achieved in each quarter and annually, and a Participation Bonus is awarded in any quarter for achievement of OTOP under the Executive Compensation Plan.

The Commission Amount

Three of our named executive officers had an additional cash commission component tied to our achievement of license, maintenance and professional services revenue targets. These individuals, Mr. Turano, Ms. Bruchey, and Mr. Wolf are (or were) employed in our sales and marketing departments where revenue generation is a primary focus. For Mr. Turano, his cash commission component is earned and paid upon our achievement of both quarterly and annual license, maintenance, and professional services revenue targets. Whereas, for Ms. Bruchey and Mr. Wolf, their cash commission component is earned and paid upon our achievement of annual license, maintenance and professional services revenue targets. The on-target commission amounts that each named executive officer could earn in 2008 for achievement of our revenue targets were as follows:

Named Executive Officer	Annual On-Target Commission Amount
Daniel A. Turano	$157,500
Marchai B. Bruchey	$60,000
Chad A. Wolf	$56,250

For 2008, the annual revenue targets for Mr. Turano were $24.75 million from license revenues, $29 million from maintenance revenues, and $21.5 million from professional services revenue. For Ms. Bruchey and Mr. Wolf, the annual revenue targets for maintenance and professional services revenues were the same as for Mr. Turano, but the annual revenue target from license revenues was $27.75 million. In 2008, Mr. Turano, Ms. Bruchey and Mr. Wolf earned commissions totaling $98,729, $11,238, and $12,295, respectively. The amount of the commissions earned and paid to each named executive officer equals the actual quarterly or annual license, maintenance, and professional services revenues achieved multiplied by a percentage that varies for each named executive officer depending on the source of revenue and the named executive officer’s contribution to the achievement of the revenue target. There was no minimum revenue requirement for payment of the commissions, except for commissions on professional services revenue, payment of which is conditioned on professional services operating at a 12% gross margin. In addition, for Ms. Bruchey and Mr. Wolf, to the extent we exceed a given revenue target, their fixed commission rates increase by a factor of one and one-third.

For Mr. Turano, to the extent we exceeded a given quarterly or annual revenue target, he earned a percentage of the amount by which revenues exceeded the target amount. For quarterly revenue targets the above-target commission percentages for Mr. Turano were 1.00% for license revenues, 0.10% for maintenance revenues and 0.25% for professional services revenues. For annual revenue targets, the above-target commission percentages for Mr. Turano were 2.00% for license revenues, 0.25% for maintenance revenues and 0.50% for professional services revenues.

Bonus Payments

The Executive Compensation Plan’s targets were sufficiently challenging for our named executive officers to achieve because such targets focused on our attainment of a continual and growing operating profit. In 2008, the BOP target was earned in the first, second and third quarters, the TOP target was achieved only in the third quarter, and OTOP was achieved only in the third quarter. The Company failed to achieve any other profit targets during the year, including the annual measurement amounts, due to an unexpected drop in revenues in the fourth quarter which caused the Company to miss its operating profit targets.

In 2008, our named executive officers earned the following cash bonus awards under the Executive Compensation Plan: our Chief Executive Officer earned $64,718 all of which was paid in 2008, our former Chief

Financial Officer, Michael J. Shannahan, earned $36,552 all of which was paid in 2008, our Interim Chief Financial Officer and Chief Administrative Officer earned $33,234 all of which was paid in 2008, the President of eVergance earned $143,506 with payment of $5,314 occurring in 2009, our Senior Vice President of Worldwide Field Operations earned $142,706 with payment of $24,276 occurring in 2009, our former Chief Marketing Officer earned $71,142 all of which was paid in 2008, and our former Chief Financial Officer, John M. Thompson, earned $0 in 2008. For Mr. Wolf (the President of eVergance), Mr. Turano (our Senior Vice President of Worldwide Field Operations) and Ms. Bruchey (our former Chief Marketing Officer), the above amounts include both commission amounts and bonus awards under the Executive Compensation Plan. For Mr. Shannahan, the above amount does not include the sign-on bonus of $11,458 described below.

Equity Awards Under Long-Term Equity Incentive Plans

Equity Incentive Program

We believe that equity awards are a critical component in our ability to recruit and retain our executive officers. Equity awards also our named executive officers with long-term incentives to build stockholder value. Our equity incentive program strives to retain our named executive officers, to motivate them to achieve our annual strategic goals and to align the performance of our named executive officers with the interests of our stockholders through grants of several forms of equity, such as stock options, performance-based stock options and restricted stock.

We maintain the KANA 1999 Stock Incentive Plan and equity compensation plans assumed pursuant to acquisitions of certain companies. We may grant several different forms of an equity award under these plans, including stock options and restricted stock. The Compensation Committee is responsible for approving equity grants for our named executive officers. Stock Options are typically granted to our named executive officers when they first join the Company and in connection with annual re-fresh stock option grants based on merit and performance. In 2008, the Compensation Committee approved a stock option award to Mr. Shannahan to purchase 350,000 shares of our common stock in connection with his appointment as our Chief Financial Officer, however, no re-fresh stock option grants were made to any employees, including our named executive officers.

We have implemented a standardized program for granting dates for stock options. If there are stock option grants to consider, then on Monday of the second full week of each month, we provide a recommendation to the Compensation Committee regarding stock option grants for the named executive officers and other employees. The Compensation Committee then reviews the proposed stock option grants and renders a recommendation and approval, generally on the Thursday of such week, with the exercise price of such stock option grants being the closing price of our common stock on that Thursday.

Other Benefits

401(k) Retirement Plan

We have a 401(k) retirement plan, which covers substantially all employees. Eligible employees may make salary deferral (before tax) contributions up to a specified amount. The Company, at its discretion, may make additional matching contributions on behalf of the participants of the retirement plan, but did not make any matching contributions in 2008, and has not, to date, in 2009.

Other Benefits

We offer our named executive officers a range of benefits including life, medical, dental, vision and disability programs in the geographical location where they are based. In providing these benefit programs, we aim to provide an attractive set of benefits, while managing business costs. These benefits are similar or the same benefits offered to all of our employees.

Perquisites

We do not typically offer cash or non-cash perquisites to our named executive officers that are not available to other employees. During fiscal year 2008, other than as described below, we did not provide any special benefits or perquisites to any named executive officer that exceeded $10,000; however, in the future, there may be times when a specific situation requires additional compensation to be given to a named executive officer that exceeds $10,000. As disclosed by us in June 2007, the Company agreed to pay monthly housing costs (rent) of our Chief Executive Officer. The total amount of rent paid in 2008 was $64,748.

Ownership Guidelines

We currently have not adopted stock ownership guidelines. While the Compensation Committee has discussed stock ownership guidelines in the past, and the potential benefit to us and our stockholders of implementing such guidelines, there are currently no plans to develop and implement stock ownership guidelines in 2009.

Severance or Change in Control Benefits

Our severance and change in control agreements are designed to facilitate our ability to attract and retain executive officers in a marketplace where such protections are commonly offered. The severance provisions are designed to ease an executive officer’s transition due to an unexpected termination of employment for on-going changes in our employment needs. For a description of the severance and change in control arrangements with our named executive officers, please see the section below entitled “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1.0 million that is paid to our Chief Executive Officer and our three other most highly compensated employees. We believe that compensation paid under the executive compensation programs is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Since the first quarter of 2006, we have accounted for stock-based compensation in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense in the statement of operations for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values. The estimated fair value of the stock-based awards, less expected forfeitures, is amortized over the awards’ vesting period on a straight-line basis. SFAS 123(R) requires us to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the statements of operations. Because stock-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For share-based payment awards granted prior to, but not yet vested as of December 31, 2005, the employee stock-based compensation expense recognized in the consolidated statements of operations includes compensation expense, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No 123, “Accounting for Stock Based Compensation (“SFAS 123”).” For the share-based payment awards granted subsequent to December 31, 2005, the stock-based compensation expense recognized in the consolidated statements of operations includes compensation expense based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Messrs. Batt, Clifford and Nemelka. No members of our Compensation Committee were employees of KANA or its subsidiaries during 2008 or at any time prior to 2008. During 2008, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

2008 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2006, 2007 and 2008.

Name and Principal Position	Year	Salary	Bonus		Option Awards (1)	Non-Equity Incentive Plan Compensation (2)		All Other Compensation		Total
Michael S. Fields (3)	2008	$360,000			$397,787	$64,718		$64,748	(4)	$887,253
Chief Executive Officer	2007	$360,000			$588,876	$35,100		$25,687		$1,009,663
and Chairman of Board of Directors	2006	$360,000			$1,022,237	$455,715		$—		$1,837,952

John M. Thompson (5)	2008	$180,929			$94,403	$—	(5)	$—		$275,333
Former Executive Vice	2007	$250,000			$110,173	$18,750		$—		$378,923
President and Chief Financial Officer	2006	$235,000			$146,050	$227,858		$—		$608,908

Michael J. Shannahan (6) Former Executive Vice President and Chief Financial Officer	2008	$230,224	$11,458	(7)	$61,672	$36,552		$—		$339,906

Daniel A. Turano (8)	2008	$225,000			$104,269	$142,706	(9)	$—		$471,975
Senior Vice President, Worldwide Field Operations	2007	$202,500			$82,067	$129,236		$—		$413,803

Chad Wolf (10) President of eVergance	2008	$225,000			$37,582	$143,506	(11)	$—		$406,088

Jay A. Jones	2008	$225,000			$92,389	$33,234		$—		$350,623
Senior Vice President and	2007	$225,000			$93,330	$18,750		$—		$337,080
Chief Administrative Officer	2006	$68,519			$26,154	$43,313		$—		$137,986

Marchai Bruchey (12)	2008	$166,667			$65,006	$71,142	(13)	$54,267	(14)	$357,082
Former Senior Vice President and Chief Marketing Officer	2007	$200,000			$86,220	$30,000		$—		$316,220

(1)	The amounts reported represent the stock-based compensation expense, excluding estimated forfeitures for service-based vesting, that was recognized for financial reporting purposes in accordance with SFAS 123(R), utilizing the assumptions discussed in Item 8, Note 1 “Kana Software, Inc. and Summary of Significant Accounting Policies – Stock-based Compensation” and Note 7 “Stockholders’ Equity (Deficit)” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	The amounts reported reflect the cash awards paid to each of our named executive officers under the Executive Compensation Plan described in more detail above under the heading “Compensation Discussion and Analysis.”
(3)	Mr. Fields is Chairman of our Board of Directors and did not receive any compensation for his service as a director.
(4)

The amount reported reflects the total value of payments made during 2008 for Mr. Fields’ corporate housing in Northern California pursuant to an arrangement that we entered into with Mr. Fields, in lieu of a salary increase, and that is described in more detail above in the section “Perquisites.”

(5)	Mr. Thompson retired from his position as Executive Vice President and Chief Financial Officer effective as of February 28, 2008. Mr. Thompson did not participate in the Executive Compensation Plan because it had not been adopted at the time of his retirement.
(6)	Mr. Shannahan served as Executive Vice President and Chief Financial Officer from March 2008 through May 18, 2009.
(7)	The amount reported reflects the total value of a one time non-refundable sign-on bonus made to Mr. Shannahan.
(8)	Compensation information for 2006 is not included in the Summary Compensation Table for Mr. Turano because he was not a named executive officer in 2006.
(9)	The amount reported includes $98,729 earned as commissions under the Executive Compensation Plan.
(10)	Compensation information for 2006 and 2007 is not included in the Summary Compensation Table for Mr. Wolf because he was not a named executive officer in either of those years.
(11)	The amount reported includes $12,295 earned as commissions under the Executive Compensation Plan.
(12)	Compensation information for 2006 is not included in the Summary Compensation Table for Ms. Bruchey because she was not a named executive officer in 2006. Ms. Bruchey retired in October 2008.
(13)	The amount reported includes $11,238 earned as commissions under the Executive Compensation Plan.
(14)	The amount reported reflects the severance payment and payment of accrued personal time made to Ms. Bruchey in conjunction with her retirement in October 2008.

2008 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target		Maximum (6)
Michael S. Fields		$167,500	$262,750		—

Michael J. Shannahan		$93,800	$153,600		—
	3/13/08					350,000	$1.42	$497,000

Daniel A. Turano		$87,100	$233,050	(3)	—

Chad Wolf		$40,200	$119,400	(4)	—

Jay A. Jones		$46,900	$140,950		—

Marchai B. Bruchey		$93,800	$216,100	(5)	—

(1)	This column sets forth the threshold and target amounts for each named executive officer’s non-equity incentive plan awards for the year ended December 31, 2008 under the Executive Compensation Plan. The threshold amount represents the cash bonus payable to each named executive officer upon our achievement of the BOP targets. The target amount represents the cash bonus payable to each named executive officer upon our achievement of the BOP and TOP targets, and includes commissions amounts payable upon our achievement of revenue targets for those named executive officers employed in the sales and marketing departments. The maximum amount payable to each named executive officer under the Executive Compensation Plan is a variable amount with no limit except for the limit placed on the total cash bonus pool for all executive officers, which is capped at $3,000,000 for 2008. The maximum amount payable depends on our achievement of OTOP. The Participation Bonus is paid as a fixed percentage of OTOP achieved, and there is no cap on the amount of OTOP achievable. The actual cash bonuses earned for the year ended December 31, 2008 for each named executive officer is set forth in the Summary Compensation Table above and under the heading “Compensation Disclosure and Analysis” above.

(2)	None of our named executive officers, other than Mr. Shannahan, received equity-based awards under our equity incentive plans in 2008.
(3)	The target amount includes $157,500 that could be paid out under Mr. Turano’s 2008 commissions-based incentive plan.
(4)	The target amount includes $56,250 that could be paid out under Mr. Wolf’s 2008 commissions-based incentive plan.
(5)	The target amount includes $60,000 that could be paid out under Ms. Bruchey’s 2008 commissions-based incentive plan.
(6)	The maximum amount payable to our named executive officers in the sales and marketing departments upon achievement of our revenue targets is described in more detail above, under the heading “Compensation Disclosure and Analysis – the Commission Amount.”

Material Terms of Employment Agreements

Michael S. Fields. In November 2005, we formally entered into an employment offer letter with Mr. Fields for the position of Chief Executive Officer and Chairman of the Board of Directors, effective as of August 26, 2005. Pursuant to the terms of the employment offer letter, if Mr. Fields is terminated for any reason other than cause, then we will pay him an amount equal to six months of his annual base salary, as in effect at the time of termination. In addition, if a change in control of 50% or more of our outstanding stock occurs, and if, following the change in control, Mr. Fields is not offered a position at the combined entity similar to the one he held prior to the change in control, then 100% of the unvested shares underlying the initial options granted to Mr. Fields in connection with his appointment as our Chief Executive Officer shall immediately vest. We were unable to award Mr. Fields with an initial stock option grant until September 2006, as a result of a delay in the filing of our periodic and annual reports with the SEC. In September 2006, our Compensation Committee granted Mr. Fields options to purchase an aggregate of 1,389,939 shares of our common stock, with vesting commencing on August 26, 2005. Of the 1,389,939 shares of common stock underlying the options, an aggregate of 880,709 shares became fully-vested on August 26, 2007. The remaining 502,230 shares vest in equal monthly installments until fully vested on August 26, 2009.

John M. Thompson. From February 2008 to September 2008, Mr. Thompson provided services to us. During the transitional period, Mr. Thompson continued to receive his annual base salary but was no longer eligible for a cash incentive bonus. Mr. Thompson’s options also continued to vest until September 2008 in accordance with their terms and Mr. Thompson was given until March 2009 to exercise any vested options. Mr. Thompson did not exercise any options prior to March 2009 and as a result the vested options were then cancelled.

Michael J. Shannahan. In February 2008, we entered into an employment offer letter with Mr. Shannahan in connection with his appointment as our Executive Vice President and Chief Financial Officer. Pursuant to the terms of the employment offer letter, we agreed to pay Mr. Shannahan an annual base salary of $275,000 and a one time, non-refundable sign-on bonus of $11,458. In addition, Mr. Shannahan was eligible for an annual cash incentive award of up to $137,500, prorated to the length of Mr. Shannahan’s service in 2008, and based upon his achievement of individual objectives and our achievement of financial performance targets in 2008. In connection with his employment with us, the Compensation Committee granted Mr. Shannahan an option to purchase 350,000 shares of our common stock on March 13, 2008, at an exercise price equal to the fair market value of our common stock on the date of grant. 25% of the shares underlying the option vested on August 29, 2008, with the remainder of the shares vesting in 42 equal monthly installments until fully vested on February 29, 2012, subject to Mr. Shannahan’s continuous employment with us. Mr. Shannahan’s retirement was effective in May 2009.

On May 29, 2009, we entered into a separation agreement and release with Mr. Shannahan. Pursuant to this agreement, we paid Mr. Shannahan $137,500, which represented six months of his base salary, less applicable state and federal payroll deductions. In addition, we will pay Mr. Shannahan $27,552, less applicable state and federal payroll deductions, in six equal installments beginning on June 1, 2009 and ending on September 15,

2009. Last, we agreed to pay Mr. Shannahan’s health insurance premiums for six months under the Consolidated Omnibus Budget Reconciliation Act of 1995 (COBRA) should Mr. Shannahan make the election to continue the applicable health benefits under COBRA. Mr. Shannahan provided the Company with a general release of claims and covenant not to sue.

Jay A. Jones. In August 2006, we entered into an employment offer letter with Mr. Jones. Pursuant to the terms of Mr. Jones’ offer letter, the Compensation Committee granted Mr. Jones an option to purchase 200,000 shares of our common stock. In addition, we agreed to enter into a Change in Control Agreement with Mr. Jones, which, to date, has not been entered into yet. The Change in Control Agreement will provide Mr. Jones with six months accelerated vesting of any unvested shares subject to Mr. Jones’ initial option grant to purchase 200,000 shares of our common stock and separation pay equal to six months of Mr. Jones’ annual base salary to be paid over a six-month period upon the occurrence of a Change in Control Event (as defined below).

Daniel A. Turano. In July 2006, we entered into an employment offer letter with Mr. Turano. Pursuant to the terms of Mr. Turano’s offer letter, the Compensation Committee granted Mr. Turano an option to purchase 180,000 shares of our common stock. In addition, we agreed to enter into a Change in Control Agreement with Mr. Turano, which, to date, has not been entered into yet. The Change in Control Agreement will provide Mr. Turano with six months accelerated vesting of any unvested shares subject to Mr. Turano’s initial option grant to purchase 180,000 shares of our common stock and separation pay equal to six months of Mr. Turano’s annual base salary to be paid over a six-month period upon the occurrence of a Change in Control Event.

Chad Wolf. In May 2007, we entered into an employment agreement with Mr. Wolf. Pursuant to the terms of Mr. Wolf’s employment agreement, the Compensation Committee granted Mr. Wolf an option to purchase 100,000 shares of our common stock. If Mr. Wolf is terminated for Good Reason (as defined below) or his employment is terminated at any time without Cause (as defined below) or there occurs a Change in Control Event (as defined below) then Mr. Wolf will receive a lump sum payment equal to six months of his then-current base salary, a lump sum payment of $6,000 and 100% of the unvested shares underlying the then outstanding options granted to Mr. Wolf shall immediately vest.

Definitions Used in Employment Agreements

	Former CFO	Interim CFO and CAO	SVP, WW Field Ops	President, eVergance
	Michael J. Shannahan	Jay A. Jones	Daniel A. Turano	Chad Wolf
Cause	Cause for termination will exist after the occurrence of one or more of the following: (i) gross negligence or willful misconduct in the performance of, or his failure or refusal to perform his duties with KANA, as determined in good faith by our Board of Directors; (ii) unprofessional, unethical or fraudulent conduct or conduct that discredits KANA or is detrimental to KANA’s reputation, character or standing; (iii) dishonest conduct or a deliberate attempt to injure KANA; (iv) breach of his Invention Assignment and Confidentiality Agreements, and/or duty of confidentiality to KANA, including, without limitation the theft, misappropriation and/or misuse of KANA’s proprietary information; (v) failure or refusal to comply in any material respect with the reasonable policies, standards or regulations of KANA; (vi) any unlawful or criminal act which would reflect badly on KANA in our reasonable judgment; (vii) absence from work without an approved leave; or (viii) death.			Cause for termination will exist after the occurrence of one or more of the following: (i) gross negligence or willful misconduct in the performance of, or his failure or refusal to perform his duties with KANA, as determined by us in good faith, or his failure or refusal to perform his duties with us for more than 30 days after there has been delivered a written demand describing the duties he has failed or refused to perform; (ii) substantial and material failure to meet the reasonable expectations of our Board of Directors for his position, which failure is not the result of factors outside of the Executive’s control and that continue for more than 30 days after there has been a delivered a written demand for performance describing the specific deficiencies and specific manner in which his performance must be improved; (iii) failure or refusal to comply in any material respect with the reasonable policies, standards or regulations of KANA which continues for more than 30 days after there has been delivered a written demand describing the specific compliance deficiencies; (iv) conviction of a felony or a serious misdemeanor which reflects badly on KANA, in KANA’s reasonable judgment; (v) his absence from work, apart from vacation, for more than 30 days without an approved leave of absence; plus definitions (iii) and (iv) from the definition of Cause set forth in the agreements for Messrs. Shannahan, Jones and Turano.

Change in Control Event	A change in control of 50% or more of our outstanding stock, and following which, Mr. Shannahan is not offered the same or a similar position with the combined entity as the one he held prior to the change in control, or if he is terminated without Cause within six months of the change in control.	A change in control of 50% or more of our outstanding stock and, following which, they are not offered the same or a similar position at the combined entity as the position that they held prior to the change in control.		An Involuntary Termination (as defined below) within 12 months after (i) the closing of a consolidation or merger of KANA with or into any other corporation or corporations in which the holders of KANA’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger; (ii) the approval by KANA’s stockholders of a plan of complete liquidation of KANA; or a sale of all or substantially all of the assets of the Company.

Good Reason	N/A			(i) The relocation of the principal location where Mr. Wolf is required to perform his duties to more than fifty miles from Overland Park, Kansas; (ii) the occurrence of an Involuntary Termination (as defined below)

Involuntary Termination	N/A			An involuntary termination is defined as (i) a material reduction of his duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction without his express written consent; (ii) his removal from his duties, position and responsibilities, unless he is provided with substantially comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of KANA being acquired and being made part of a larger entity is not an Involuntary Termination.

Separation Agreements

John M. Thompson. In February 2008, Mr. Thompson retired from his position as Chief Financial Officer. From February 2008 to September 2008, Mr. Thompson provided transitional services to us. During the transitional period, Mr. Thompson continued to receive his annual base salary but was no longer eligible for a cash incentive bonus. Mr. Thompson’s options also continued to vest until September 2008 in accordance with their terms and Mr. Thompson was given until March 2009 to exercise any vested options. Mr. Thompson did not exercise any options prior to March 2009 and as a result the vested options were then cancelled.

Marchai B. Bruchey. In February 2008, we entered into a letter agreement to amend Ms. Bruchey’s offer letter dated December 15, 2000 (the “amendment agreement”) that provided Ms. Bruchey with severance benefits. Pursuant to the terms of the amendment agreement, Ms. Bruchey received a lump-sum separation payment of six months annual base salary in connection with her retirement in October 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED DECEMBER 31, 2008

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael S. Fields	384,000	*	—		$2.95	9/7/2016
	838,282		167,657	(1)	2.95	9/7/2016

Michael J. Shannahan	72,971		277,083	(2)	1.42	3/13/2018

Jay A. Jones	112,500		87,500	(3)	2.95	9/7/2016
	14,076		15,924	(4)	3.10	1/31/2017

Daniel A. Turano	101,250		78,750	(5)	2.95	9/7/2016
	90,000		28,125	(6)	3.00	9/12/2017

Chad Wolf	37,500		62,500	(7)	3.10	6/13/2017

Marchai B. Bruchey (8)	2,322	*	—		6.67	12/17/2009
	1,575	*	—		8.76	4/11/2011
	41	*	—		8.76	4/11/2011
	162	*	—		8.76	4/11/2011
	1,210	*	—		8.76	4/11/2011
	756	*	—		8.76	4/11/2011
	5,250	*	—		18.76	6/28/2011
	1,875	*	—		0.10	10/12/2011
	21,699	*	—		14.41	12/13/2011
	3,301	*	—		14.41	12/13/2011
	3,000	*	—		9.48	5/1/2012
	750	*	—		1.63	8/1/2012
	10,000	*	—		3.32	1/21/2013
	50,000	*	—		3.38	4/26/2014
	89,583	(9)	10,417		1.591	3/2/2015
	24,600	*	—		1.87	3/24/2015
	62,500	(10)	37,500		2.95	9/8/2016
	13,125	(11)	16,875		3.10	2/1/2017

*	Option fully vested as of December 31, 2008.
(1)	Option vests as to 12.5% of the shares of common stock underlying it on February 26, 2006 and as to 1/48th of the underlying shares monthly thereafter until fully vested on August 26, 2009.
(2)	Option vests monthly as to 1/48th of the shares of common stock underlying it until fully vested on February 29, 2012.

(3)	Option vests as to 12.5% of the shares of common stock underlying it on March 5, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on September 5, 2010.
(4)	Option vests monthly as to 1/48th of the shares of common stock underlying it until fully vested on January 1, 2011.
(5)	Option vests as to 12.5% of the shares of common stock underlying it on March 8, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on September 8, 2010.
(6)	Option vests monthly as to 1/48th of the shares of common stock underlying it until fully vested on September 13, 2011.
(7)	Option vests monthly as to 1/48th of the shares of common stock underlying it until fully vested on June 14, 2011.
(8)	Ms. Bruchey retired from KANA effective as of October 31, 2008. All outstanding equity awards held by Ms. Bruchey as of December 31, 2008 were cancelled in January 2009.
(9)	Option vests monthly as to 1/48th of the shares of common stock underlying it until fully vested on March 2, 2009.
(10)	Option vests monthly as to 1/48th of the shares of common stock underlying it until fully vested on April 20, 2010.
(11)	Option vests monthly as to 1/48th of the shares of common stock underlying it until fully vested on January 1, 2011.

2008 OPTIONS EXERCISES AND STOCK VESTED

None of our named executive officers acquired shares of our common stock pursuant to the exercise of options during our fiscal year ended December 31, 2008.

Potential Payments upon Termination or Change in Control

Pursuant to the terms of our named executive officers’ employment agreements, as described in more detail above, in the section “Material Terms of Employment Agreements,” certain of the stock options held by certain of our named executive officers provide for acceleration of vesting and exercisability with respect to unvested shares upon a change in control and if that named executive officer is not offered a similar or same position in the combined entity. The following table summarizes the potential payments and benefits payable to each of our named executive officers upon termination of employment or a change in control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2008 and the price per share of our common stock was $0.70 the closing bid price of our common stock on December 31, 2008, which was the last trading day for our common stock in 2008. The amounts shown do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event.

None of our named executive officers would be entitled to the separation benefits listed in the event of a voluntary termination or termination for cause, death or disability. Mr. Thompson and Ms. Bruchey are not included in the table below due to their retirements in September 2008 and October 2008, respectively.

	No Change in Control		Following Change in Control
Executive Benefits and Payments Upon Termination	Termination Other Than for Cause		Termination Other Than for Cause
Michael S. Fields
Base Salary	$180,000		$180,000
Bonus	—		—
Medical continuation	—		—
Value of Accelerated Stock Options	—		117,360
Michael J. Shannahan(1)
Base Salary	$137,500		$167,500
Bonus	—		—
Medical continuation	—		—
Value of Accelerated Stock Options	—		—
Jay A. Jones
Base Salary	$—		$112,500
Bonus	—		—
Medical continuation	—		—
Value of Accelerated Stock Options	—		61,250
Daniel A. Turano
Base Salary	$—		$112,500
Bonus	—		—
Medical continuation	—		—
Value of Accelerated Stock Options	—		55,125
Chad Wolf
Base Salary	$112,500		$112,500
Bonus	6,000	(2)	6,000	(2)
Medical continuation	—		—
Value of Accelerated Stock Options	92,728		92,728

(1)	The amounts payable to Mr. Shannahan in connection with his retirement in May 2009 are described above under the heading “Material Terms of Employment Agreements.”
(2)	In addition, Mr. Wolf has the right to a pro rata portion of his annual bonus in the event his employment is terminated without Cause prior to the end of the fiscal year bonus period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of our common stock as of April 30, 2009, by the following individuals or groups:

•	each person or entity who is known by us to own beneficially more than five percent of our outstanding stock;

•	each of our named executive officers;

•	each of our directors; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Applicable percentage ownership in the following table is based on 41,214,666 shares of common stock outstanding as of April 30, 2009, as adjusted to include options and warrants exercisable within 60 days of April 30, 2009 held by the indicated stockholder or stockholders.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Kana Software, Inc., 181 Constitution Drive, Menlo Park, CA 94025. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them. To determine the number of shares beneficially owned by persons other than our directors, executive officers and their affiliates, we have relied on beneficial ownership reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Executive Officers and Directors
Michael S. Fields (1)	1,341,923	3.2%
Michael J. Shannahan (2)	109,376	*
Jay A. Jones (3)	155,247	*
Daniel A. Turano (4)	163,125	*
Chad A. Wolf (5)	372,045	*
Marchai B. Bruchey	0	*
John M. Thompson	100,000	*
Jerry R. Batt (6)	160,000	*
William T. Clifford (7)	81,000	*
John F. Nemelka (8)	7,977,725	19.3%
Stephanie Vinella (9)	145,262	*
All 11 current directors and executive officers as a group (10)	10,896,775	24.9%

5% Stockholders
NightWatch Capital Management, LLC (11)	7,912,725	19.2%
KVO Capital Management, LLC (12)	3,354,343	8.1%

*	Less than one percent of our outstanding common stock.
(1)	Includes 1,341,923 shares subject to stock options that are exercisable within 60 days of April 30, 2009.
(2)	Includes 109,376 subject to stock options that are exercisable within 60 days of April 30, 2009.
(3)	Includes 155,247 shares subject to stock options that are exercisable within 60 days of April 30, 2009.
(4)	Includes 163,125 shares subject to stock options that are exercisable within 60 days of April 30, 2009.
(5)	Includes 50,000 shares subject to stock options that are exercisable within 60 days of April 30, 2009.
(6)	Includes 160,000 shares subject to stock options that are exercisable within 60 days of April 30, 2009.
(7)	Includes 80,000 shares subject to stock options that are exercisable within 60 days of April 30, 2009.

(8)	Includes 65,000 shares subject to stock options that are exercisable within 60 days of April 30, 2009 and 7,912,725 shares beneficially owned by NightWatch Capital Management, LLC (“NWCM”), based solely on information contained in an amended Schedule 13D/A filed by NWCM on May 22, 2007. See footnote 11 below for additional information on the shares beneficially held by NWCM.
(9)	Includes 145,000 shares subject to stock options that are exercisable within 60 days of April 30, 2009.
(10)	Includes 2,625,678 shares subject to stock options that are exercisable within 60 days of April 30, 2009 and 7,912,725 shares beneficially owned by NWCM, as described in more detail in footnote 11 below.
(11)	Based solely on information contained in an amended Schedule 13D/A filed by NWCM on May 22, 2007 with the SEC reporting beneficial ownership of 7,912,725 shares. Includes 6,317,273 shares of common stock held by NightWatch Capital Partners, LP and NightWatch Capital Partners II, LP (collectively, “NW Funds”) and warrants to purchase 1,595,452 shares of common stock by NW Funds. Pursuant to Advisory Agreements with NW Funds and acting through its managing member, NightWatch Capital Group, LLC (“NWCG”), NightWatch Capital Advisors, LLC, (“NWCA”) has the sole power to vote or direct the vote and to dispose or to direct the disposition of these securities. Accordingly, NWCA may be deemed to be the beneficial owner of these securities. Acting through its managing member, NightWatch Management, LLC (“NWM”), and in its capacity as the managing member of NWCA, NWCG has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, NWCG may be deemed to be the beneficial owner of these securities. Acting through its managing member, JFN Management, LLC (“JFNM”), and in its capacity as the managing member of NWCG, NWM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, NWM may be deemed to be the beneficial owner of these securities. Acting through its managing member, Mr. Nemelka, and in its capacity as the managing member of NWM, JFNM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, JFNM may be deemed to be the beneficial owner of these securities. In his capacity as managing member of JFNM, Mr. Nemelka has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, Mr. Nemelka may be deemed to be the beneficial owner of these securities. Mr. Nemelka and each of the aforementioned NightWatch entities disclaim beneficial ownership of the shares held by NW Funds except to the extent of any indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act). The principal business address of NWCM is 5314 River Run Drive, Suite 350, Provo, Utah 84604.
(12)	Based solely on information contained in a Schedule 13D/A filed by KVO Capital Management, LLC (“KVO”), Kernan V. Oberting and Robert B. Ashton with the SEC on May 12, 2009 reporting beneficial ownership of 3,354,343 shares. KVO has sole voting and dispositive power over these shares. Mr. Oberting is the Managing Member of KVO. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, Mr. Oberting may be deemed to beneficially own all of the shares that KVO is deemed to beneficially own. Mr. Oberting disclaims beneficial ownership of any of these shares. The shares that KVO beneficially owns includes 354,675 shares held in a private account on behalf of Mr. Ashton, a portfolio manager of KVO, over which KVO has both voting and dispositive power pursuant to contract. KVO’s voting and dispositive power over these shares is revocable only if Mr. Ashton terminates his employment with KVO, at which time the right to vote and dispose of those shares will revert to him. The shares that KVO beneficially owns also includes 2,986,418 shares held in other private accounts over which KVO has both voting and dispositive power pursuant to contract. KVO’s voting and dispositive power over these shares is revocable on or after December 31, 2010. The principal business address of KVO Capital Management, LLC and Messrs. Oberting and Ashton is 44 S. Main Street, Box 17, Hanover, NH 03755.

CODE OF ETHICS AND CONDUCT

Our Board of Directors has adopted a Code of Ethics and Conduct applicable to all directors, officers and employees of KANA, as required by applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. A copy of the Code of Ethics and Conduct is posted in the Corporate Governance section of our Internet website at www.kana.com under Investor Relations.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter requires our Audit Committee to review and approve certain transactions between us and our executive officers and directors and greater than 5% beneficial owners of our common stock, and each of their immediate family members. Transactions subject to the review and approval of the Audit Committee (or another independent body of our Board of Directors) include transactions between us and the related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which such person has or will have a direct or indirect material interest. To identify any related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, our Board of Directors determines, on an annual basis, which members of our Board of Directors meet the definition of independent director as defined in the rules of The NASDAQ Stock Market and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In approving or rejecting any such transaction, the Audit Committee, considers the relevant facts and circumstances available to it, including but not limited to the risks, costs, benefits to our company, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that it determines in good faith, are in, or are not inconsistent with, our best interests.

Certain Transactions with Related Persons

During 2008 we employed the daughter of Michael Fields, our Chief Executive Officer, as our Director of Legal Services. Ms. Fields received total compensation of $150,709 in 2008. The $150,709 consisted of $130,000 in annual base salary, $15,000 earned as variable compensation upon achievement of personal objectives during each quarter of 2008, and $5,709 in stock-based compensation expense, excluding estimated forfeitures for service-based vesting, that was recognized for financial reporting purposes in accordance with SFAS No. 123(R).

Other than the compensation arrangement with Ms. Fields above and the compensation arrangements described above under the headings “Material Terms of Employment Agreements” and “Potential Payments Upon Termination or Change in Control,” since January 1, 2008, there have not been, and there are not currently proposed, any transactions or series of similar transactions in which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely on our review of reporting forms filed by our directors, executive officers and persons who hold more than 10% of our outstanding common stock, we believe that during 2008 such persons filed the reports required under Section 16(a) of the Exchange Act on a timely basis, with the exception of a late Form 4 filed for John F. Nemelka on August 1, 2008 to report the grant to Mr. Nemelka of an option to purchase 10,000 shares of our common stock on July 29, 2008.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at our 2009 Annual Meeting of Stockholders must be received by KANA at its principal executive offices no later than February 25, 2009, in order to be included in KANA’s proxy materials relating to that annual meeting pursuant to Rule 14a-8 of Regulation 14A of the Exchange Act. Stockholders wishing to bring a proposal before the 2009 Annual Meeting of Stockholders (but not include it in KANA’s proxy materials) must provide written notice of such proposal to the Secretary of KANA at the principal executive offices of KANA not less than 120 days prior to the date of the 2010 Annual Meeting of Stockholders pursuant to our bylaws. For more information about the procedure for submitting proposals for consideration at a stockholder meeting, you may request a copy of our current bylaws from the Corporate Secretary at the address set forth above. Our current bylaws were filed with the SEC on January 9, 2009 as an exhibit to a Current Report on Form 8-K, and are available at the SEC’s website at www.sec.gov.

Whether or not you plan to attend the 2009 Annual Meeting of Stockholders, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope so that your shares will be represented at the 2009 Annual Meeting of Stockholders.

Appendix A

KANA SOFTWARE, INC.

2009 EQUITY INCENTIVE PLAN

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 27.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.5 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is 4,500,000 Shares plus (i) any reserved shares not issued or subject to outstanding grants under the Company’s 1999 Stock Incentive Plan (the “Prior Plan”) on the Effective Date (as defined below), (ii) shares that are subject to stock options granted under the Prior Plan that cease to be subject to such stock options after the Effective Date and (iii) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited or shares issued under the Prior Plan that are repurchased by the Company at the original issue price. The Company may issue Shares that are authorized but unissued shares pursuant to the Awards granted under the Plan. The Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards granted under the Plan.

2.2 Lapsed, Returned Awards. Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (iii) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (iv) are surrendered pursuant to an Exchange Program. With respect to SARs, only Shares actually issued pursuant to a SAR will cease to be available under the Plan; all remaining Shares under SARs will remain available for future grant or sale under the Plan. Shares that have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future issuance under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Stock Bonus Shares, Restricted Stock Units or Performance Shares are repurchased by the Company at the original issue price or are forfeited to the Company, then such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

2.3 Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

2.4 Limitations. No more than 45,000,000 Shares shall be issued pursuant to the exercise of ISOs.

2.5 Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.4, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3. ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors and Outside Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Outside Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to receive more than 1,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or of a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of 1,000,000 Shares in the calendar year in which they commence their employment.

4. ADMINISTRATION.

4.1 Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Outside Directors. The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine the Fair Market Value in good faith, if necessary;

(g) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h) grant waivers of Plan or Award conditions;

(i) determine the vesting, exercisability and payment of Awards;

(j) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k) determine whether an Award has been earned;

(l) determine the terms and conditions of any, and to institute any Exchange Program;

(m) reduce or waive any criteria with respect to Performance Factors;

(n) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code; and

(o) make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3 Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Insiders must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

5. OPTIONS. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11. The Exercise Price of a NQSO may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

5.5 Method of Exercise. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6 Termination. The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a) If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.

(d) If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options.

5.7 Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. RESTRICTED STOCK AWARDS.

6.1 Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2 Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement.

6.4 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7. STOCK BONUS AWARDS.

7.1 Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2 Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.3 Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.4 Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8. STOCK APPRECIATION RIGHTS.

8.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.2 Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.3 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4 Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9. RESTRICTED STOCK UNITS.

9.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

9.2 Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such Performance Factors (if any) during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.3 Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both.

9.4 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10. PERFORMANCE SHARES.

10.1 Awards of Performance Shares. A Performance Share Award is an award to a Participant denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Shares shall be made pursuant to an Award Agreement.

10.2 Terms of Performance Shares. The Committee will determine, and each Award Agreement shall set forth, the terms of each award of Performance Shares including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each award of Performance Shares. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Shares have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares that are subject to different Performance Periods and different performance goals and other criteria.

10.3 Value, Earning and Timing of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

10.4 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

11. PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted and/or same day sale (or other) cashless exercise program implemented by the Company in connection with the Plan;

(e) by any combination of the foregoing; or

(f) by any other method of payment as is permitted by applicable law.

12. GRANTS TO OUTSIDE DIRECTORS.

12.1 Types of Awards. Outside Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

12.2 Eligibility. Awards pursuant to this Section 12 shall be granted only to Outside Directors. An Outside Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.3 Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Outside Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

13. WITHHOLDING TAXES.

13.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements.

13.2 Stock Withholding. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. TRANSFERABILITY. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS. The Committee may reprice Options or SARS without prior stockholder approval. The Committee may, at any time or from time to time authorize the Company, in the case of an Option or SAR exchange, and with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), to pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

21. CORPORATE TRANSACTIONS.

21.1 Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards will expire on such transaction at such time and on such conditions as the Board will determine; the Board (or, the Committee, if so designated by the Board) may, in its sole discretion, accelerate the vesting of such Awards in connection with a Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.

21.2 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code).

21.3 Outside Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Outside Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the commission of any act of fraud, embezzlement or dishonesty by the Participant, (ii) any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Company, or (iii) any intentional misconduct by a Participant that adversely affects the business or affairs of the Company in a material manner. The foregoing definition shall not be deemed to b inclusive of all the acts or omissions which the Company may consider as grounds for the dismissal or discharge of a Participant.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Kana Software, Inc., or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent

(50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided, however, that except with respect to Awards granted as ISOs, the Committee in its discretion may determine whether a total and permanent disability exists in accordance with non-discriminatory and uniform standards adopted by the Committee from time to time, whether temporary or permanent, partial or total, as determined by the Committee.

“Effective Date” means the date this Plan is approved by the Company’s stockholders, the date of which shall be within twelve (12) months before or after the date this Plan is adopted by the Board.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(c) in the case of an Option or SAR grant made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

(d) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5 or Section 12 of the Plan.

“Outside Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who holds an Award under this Plan.

“Performance Factors” means the factors selected by the Committee, which may include, but are not limited to the, the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company specific operational metrics.

“Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.

“Performance Share” means an Award granted pursuant to Section 10 or Section 12 of the Plan.

“Plan” means this Kana Software, Inc. 2009 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 and Section 12 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

KANA SOFTWARE, INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of the 2009 Annual Meeting of Stockholders, Proxy Statement and the Annual Report for the year ended

December 31, 2008 are available at www.kana.com under Investor Relations.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael S. Fields and Jay A. Jones, and each of them, as proxies, each with full powers of substitution, and hereby authorizes them to vote, as designated on the reverse side, all shares of common stock, $0.001 par value, of Kana Software, Inc. (“KANA”) held of record by the undersigned on June 11, 2009, at the 2009 Annual Meeting of Stockholders of KANA to be held on July 15, 2009, and at any continuations or adjournments thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the meeting and any adjournments or postponements thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominee named on the reverse side; FOR the ratification and approval of the adoption of the KANA 2009 Equity Incentive Plan; FOR the ratification of the selection by KANA’s Board of Directors of Burr, Pilger & Mayer LLP as KANA’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and, in accordance with the judgment of the persons named as proxies herein, on any other matters that may properly come before the meeting.

The Board of Directors of KANA recommends a “FOR” vote on each item.

This is your proxy. Your vote is important.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

(Continued on Reverse Side.)

KANA SOFTWARE, INC.

Voting Instructions

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage paid envelope provided.

DETACH PROXY CARD HERE

1.	The election of one Class I director of KANA to serve until our 2012 Annual Meeting of Stockholders and until a successor has been elected and qualified, or until earlier resignation, death or removal. Our Board of Directors has nominated:

Stephanie Vinella

for election as our Class I director.

☐  Vote FOR the nominee        ☐  Vote WITHHELD from the nominee

The Board of Directors recommends that you vote FOR the nominated Class I director.

2.	The ratification and approval of the adoption of the KANA 2009 Equity Incentive Plan and the reservation of 4,500,000 shares of common stock for issuance thereunder, plus certain shares that are available or subject to outstanding awards under our 1999 Stock Incentive Plan, as amended.

☐  Vote FOR        ☐  Vote AGAINST        ☐  ABSTAIN

The Board of Directors recommends that you vote FOR Proposal No. 2.

3.	The ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

☐  Vote FOR        ☐  Vote AGAINST        ☐  ABSTAIN

The Board of Directors recommends that you vote FOR Proposal No. 3.

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting, please complete, date and sign this proxy card and return it in the enclosed envelope prior to the annual meeting.

For address changes and/or comments, please check this box and write them on the back where indicated  ☐

Signature:                                                                                                                 Date:

Signature:                                                                                                                 Date:

The Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians indicate their capacities. If the signer is a corporation, please print full corporate name and indicated capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

This is your proxy. Your vote is important.

ADDRESS LABEL

THIS SPACE MUST BE LEFT BLANK